AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of this 17th day of February, 2001 by and among SIMTEK CORPORATION, a Colorado corporation ("Simtek"), Q-DOT GROUP, INC., a Delaware corporation ("Group") and Q-DOT, INC., an Illinois corporation ("QI").

                                    RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act (the "CBCA") and the Delaware General Corporation Law (the "DGCL"), Simtek and Group desire to enter into a business combination transaction whereby Group merges with and into Simtek (the "Merger"), with Simtek being the surviving corporation.

B. For federal income tax purposes, the parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, the Merger is intended to be accounted for as a "pooling" under United States generally accepted accounting principles ("GAAP").

C. The parties hereby set forth the terms, considerations and conditions of the Merger.

     NOW THEREFORE, in consideration of the promises, representations and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

                                    ARTICLE 1

                                   THE MERGER

     1.1  THE MERGER.

     (a) At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement, Group shall merge with and into Simtek in accordance with the provisions of the CBCA and the DGCL, the separate corporate existence of Group shall cease and Simtek shall continue as the surviving corporation. The "Effective Time" shall occur upon the later of the filing with (i) the Colorado Secretary of State of Articles of Merger (the "Articles of Merger") attached hereto as Exhibit A-1, executed in accordance with the applicable provisions of the CBCA, duly completed and with such changes as may be mutually agreed upon, and (ii) the Delaware Secretary of State of a Certificate of Merger (the "Certificate of Merger") attached hereto as Exhibit A-2, executed in accordance with the applicable provisions of the DGCL, duly completed and with such changes as may be mutually agreed upon, or at such later time as may be agreed to by Simtek and Group and specified in the Articles of Merger and Certificate of Merger. Provided that this Agreement has not been terminated pursuant to Article 8, the parties will cause the Articles of Merger to be filed with the Colorado Secretary of State and the Certificate of Merger to be filed with the Delaware Secretary of State as soon as practicable after the Closing (as defined in Section 1.2 below).

     (b) At the Effective Time, the Articles of Incorporation of Simtek, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of Simtek, as the surviving corporation, until thereafter amended. At the Effective Time, the Bylaws of Simtek, as in effect immediately prior to the Effective Time, shall be the Bylaws of Simtek, as the surviving corporation, until thereafter amended. The directors of Simtek immediately prior to the Effective Time shall be the directors of Simtek, as the surviving corporation, until their respective successors are duly elected or appointed and qualified. The officers of Simtek immediately prior to the Effective Time shall be the officers of Simtek, as the surviving corporation, until their respective successors are duly appointed.

     (c) The Merger shall have the effects set forth in Section 7-111-106 of the CBCA and Section 252 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Group shall vest in Simtek, and all debts, liabilities and duties of Group shall become the debts, liabilities and duties of Simtek. If, at any time after the Effective Time, Simtek determines that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Simtek its right, title or interest in, to or under any of the rights, properties, or assets of Group, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of Simtek will be authorized to execute and deliver, in the name and on behalf of Group, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Group, all such other actions and things as the board of directors of Simtek may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Simtek or otherwise to carry out the intent and purposes of this Agreement.

     1.2 CLOSING. The closing of the Merger (the "Closing") shall take place (i) at 10:00 a.m. (Mountain Standard Time) at the offices of Holme Roberts & Owen LLP, 90 S. Cascade Avenue, Suite 1300, Colorado Springs, CO 80906, within five business days following the date on which the last of the conditions set forth in Article 5 (other than the filing of the Articles of Merger and Certificate of Merger and other than any such conditions which by their terms are not capable of being satisfied until the Closing Date (as hereinafter defined) or thereafter) is satisfied or, when permissible, waived, or (ii) on such other date and at such other time or place as is mutually agreed by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." The parties anticipate that the Closing Date will be March 12, 2001.

     1.3 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Simtek, Group or the holders of any of their respective securities:

     (a) Each share of common stock of Group, without par value ("Group Common Stock"), outstanding immediately prior to the Effective Time shall be automatically converted (subject to Sections 1.4 and 1.5 below) into the right to receive, and shall be exchangeable for, such number of shares of validly issued, fully paid and non-assessable share(s) of the common stock of Simtek, par value $0.01 per share (the "Simtek Common Stock"), as is equal to the Total Simtek Shares divided by 292,808 shares (the "Common Stock Exchange Ratio"; the share or shares of Simtek Common Stock issuable with respect to any share or shares of Group Common Stock pursuant to this Section 1.3(a) are referred to as the "Merger Consideration"). The "Total Simtek Shares" shall mean the quotient obtained by dividing (i) $4,000,000, by (ii) the Simtek Share Price (as hereinafter defined) expressed in dollars per share; provided, however, that if such quotient is less than 5,000,000 shares, then the Total Simtek Shares shall be an amount equal to 5,000,000 shares (the "Floor"), and, if such quotient is greater than 6,000,000 shares, the Total Simtek Shares shall be an amount equal to 6,000,000 shares (the "Cap"). The "Simtek Share Price" shall mean the average of the session ending per share market prices of Simtek Common Stock as reported on the principal exchange or market on which the Simtek Common Stock is then traded, for the twenty (20) trading days immediately preceding the Closing Date. It is intended by the parties, and this Section 1.3(a) shall be construed to provide, that the number of shares of Simtek Common Stock that Simtek shall be obligated to issue and deliver in exchange for all of the shares of Group Common Stock outstanding as of the Effective Time shall not, in any event, be less than the Floor or greater than the Cap, reduced to reflect the number of shares of Simtek Common Stock, if any, that would otherwise be issuable as Merger Consideration with respect to Dissenting Shares as set forth in Section 1.5 of this Agreement.

     By way of example, if the Simtek Share Price is $0.80 per share, the Total Simtek Shares is 5,000,000 shares of Simtek Common Stock ($4,000,000 divided by $0.80 per share, equals 5,000,000 shares).

     By way of further example, if the Simtek Share Price is $1.60 per share, the Total Simtek Shares is 5,000,000 shares of Simtek Common Stock ($4,000,000 divided by $1.60 per share equals, 2,500,000 shares; however, since the Floor is 5,000,000 shares, the Total Simtek Shares is 5,000,000 shares).

     By way of further example, if the Simtek Share Price is $0.30, the Total Simtek Shares is 6,000,000 shares ($4,000,000 divided by $0.30 per share, equals 13,333,333 shares; however, since the Cap is 6,000,000 shares, the Total Simtek Shares is 6,000,000 shares).


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


     (b) Each option issued under the Q-Dot Group, Inc. Incentive Stock Option Plan of March 1998 (the "Q-Dot Stock Option Plan") that is outstanding immediately prior to the Effective Time (each a "Q-Dot Stock Option") shall be assumed by Simtek on the terms set forth in Section 4.8 and shall automatically and without any action by the holder thereof be converted into an option to purchase shares of Simtek Common Stock using the Common Stock Exchange Ratio as described in Section 4.8.

     1.4 EXCHANGE OF SHARE CERTIFICATES; FRACTIONAL SHARES.

     (a) As soon as practicable after the Effective Time and upon surrender to Simtek of any certificate (a "Certificate") that immediately prior to the Effective Time represented any shares of Group Common Stock, Simtek shall, subject to Section 1.4(e) and Article 9 hereof, if such Certificate represented shares of stock that were converted in the Merger into the right to receive the Merger Consideration, distribute or cause to be distributed to the person in whose name such Certificate shall have been issued, a certificate registered in the name of such person representing the Merger Consideration payable in respect of such shares. Each Certificate so surrendered shall forthwith be cancelled.

     (b) If certificates for shares of Simtek Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefore are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Simtek or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Simtek Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Simtek or any agent designated by it that such tax has been paid or is not payable.

     (c) If any Certificates have been lost, stolen or destroyed, Simtek shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing shares of Simtek Common Stock into which the shares of Group Common Stock represented by such Certificates were converted pursuant to Section 1.3(a); provided, however, that Simtek may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Simtek Common Stock, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Simtek or any agent designated by Simtek with respect to the Certificates alleged to have been lost, stolen or destroyed.

     (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of Simtek of shares of Group Common Stock that were converted into the right to receive the Merger Consideration. Each share of Simtek Common Stock into which shares of Group Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

     (e) Notwithstanding any other provision of this Agreement, no certificates or script for fractional shares of Simtek Common Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of shares of Group Common Stock who would otherwise have been entitled to receive a fraction of a share of Simtek Common Stock upon surrender of Certificates for exchange pursuant to this Article 1 shall be entitled to receive from Simtek, as determined at Simtek's election in its sole discretion, either (i) one share of Simtek Common Stock, or (ii) the cash value of such fractional share in an amount equal the Simtek Share Price multiplied by the fraction that corresponds to the fraction of a whole share represented by such fractional share. For purposes of this subsection 1.4(e), Simtek may aggregate all fractional shares to which a particular holder would otherwise be entitled in determining the number of full shares and fractional shares to which such holder would otherwise be entitled, and may treat only the portion of such aggregate number that exceeds the next lesser whole number as a fractional share.

     1.5 DISSENTERS' RIGHTS. The parties acknowledge that a condition to Simtek's obligations under this Agreement is that the Group Stockholders unanimously approve the Merger. However, the parties also acknowledge that Simtek may waive such condition at or prior to Closing and that the unanimous approval of the Merger by the Group Stockholders is not required under the DGCL. In the event the Group Stockholders do not unanimously approve the Merger and Simtek waives such condition, the parties agree as follows:

     (a) Notwithstanding anything to the contrary in this Agreement, if appraisal rights are available to holders of Group Common Stock pursuant to
Section 262 of the DGCL ("Section 262"), each outstanding share of Group Common Stock, the holder of which has demanded and perfected his demand for appraisal of the fair value of such shares in accordance with Section 262 and has not effectively withdrawn or lost his right to such appraisal (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by Section 262. Group shall give Simtek prompt written notice upon receipt of any such written demands for appraisal of the fair value of shares of Group Common Stock and of withdrawals of such demands and any other instruments provided pursuant to Section 262 (any stockholder duly making such demand being hereafter called a "Dissenting Stockholder"). Each Dissenting Stockholder who becomes entitled, pursuant to the provisions of Section 262, to payment for his shares of Group Common Stock shall receive payment therefor from Simtek, as the surviving corporation (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by Section 262), and such shares of Group Common Stock shall be cancelled.

     (b) If any holder of shares of Group Common Stock who demands appraisal of the fair value of his shares under Section 262 shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such appraisal, the shares of the Group Common Stock of such holder shall be converted into a right to receive the Merger Consideration.

     1.6 TAX FREE MERGER. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. Accordingly, both prior to and after the Closing Date, each party's books and records shall be maintained and federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a tax free merger under Section 368(a) of the Code (unless a court of competent jurisdiction renders a determination (as defined in Section 1313(a)(1) of the Code) that the Merger does not qualify as such). Each party shall provide to each other party such information, reports, returns or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as being so qualified.

     1.7 TAKING NECESSARY ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Simtek with all right, title and possession to all assets, property, rights, privileges, powers and franchises of Group, QI shall use its best efforts to cause the stockholders of Group listed in Schedule A hereto (the "Group Stockholders") and the officers and directors of Group and QI to take all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                    ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF GROUP AND QI

     Group and QI hereby represent and warrant to Simtek as follows:

     2.1 ORGANIZATION, CAPACITY AND AUTHORITY.

     (a) Each of Group and QI has been duly organized and is validly existing and in good standing under the laws of the State of Delaware and Illinois, respectively, and has the full corporate power and authority to own its properties; to carry on its business as now being conducted and to perform its obligations under all contracts by which it is bound. Group is qualified and in good standing as a foreign corporation in the states set forth on Schedule 2.1(a) hereto and is not required to qualify in any other state as a foreign corporation, where the failure to do so would have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations, financial condition or prospects (collectively, a "Material Adverse Effect") of Group.

     (b) Each wholly or partially owned subsidiary other than QDAcoustics, LLC (singularly "Group Subsidiary" and collectively, the "Group Subsidiaries") of Group, is set forth on Schedule 2.1(b) hereto. Each Group Subsidiary has been duly organized and is validly existing and in good standing under the laws of its state of organization as set forth in Schedule 2.1(b) and has the full corporate power and authority to own its properties and to carry on its business as now being conducted. Each Group Subsidiary is duly qualified as a foreign corporation in the states set forth on Schedule 2.1(b) and is not required to qualify in any other state as a foreign corporation, where the failure to do so would have a Material Adverse Effect on its conduct of business. Except as noted on Schedule 2.1(b), Group owns 100% of the outstanding equity interest of each of the Group Subsidiaries.

     (c) Group has delivered or made available to Simtek a true and correct copy of the Certificate of Incorporation and Bylaws of Group and similar governing instruments or other organizational documents of each of the Group Subsidiaries, each as amended to date (collectively, the "Group Charter Documents"), and each such instrument is in full force and effect. Group is not in violation of any provision of the Group Charter Documents. None of the Group Subsidiaries is in violation of its Articles or Certificate of Incorporation or Bylaws or other similar governing instruments, except for such violations as are not material to Group and the Group Subsidiaries taken as a whole. Group has delivered or made available to Simtek all proposed or considered amendments to the Group Charter Documents.

     (d) Each of Group and QI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of Group and QI and all other necessary corporate action by Group and QI has occurred and no other corporate proceeding on the part of Group and/or QI is necessary to authorize this Agreement or the transactions contemplated hereby other than the approval of this Agreement and the transactions contemplated hereby by Group's stockholders.

     (e) Except as set forth on Schedule 2.1(b), neither Group nor any Group Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
Schedule 2.1 (e) sets forth Group's and any Group Subsidiary's direct or indirect ownership of equity or similar interest, and any interest of Group and any Group Subsidiary convertible or exchangeable for any equity or similar interest, in QDAcoustics, LLC

     2.2 NO CONFLICT, BREACH OR DEFAULT. Except as set forth in Schedule 2.2 hereto, the execution and delivery of this Agreement and the performance by Group and QI of the terms hereof do not (a) assuming the approval of this Agreement and the transactions contemplated hereby by Group's stockholders, conflict with or result in a violation of the Certificate of Incorporation or Bylaws or other Group Charter Documents of Group or any Group Subsidiary, (b) violate any order, writ, judgment or decree to which Group or any Group Subsidiary is a party or is subject, or (c) conflict with or result in a violation of, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Group or any Group Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, license, credit facility, financing agreement, or other agreement or other instrument or obligation to which Group or any Group Subsidiary is bound or by which Group or any Group Subsidiary or any of its properties or assets may be bound except, in the case of this clause
(c), where such conflict, violation, default, termination, cancellation or acceleration would not, individually or in the aggregate, have a Material Adverse Effect on Group and/or any Group Subsidiary.

     2.3 APPROVALS AND CONSENTS. Except for the filing of the Articles of Merger with the Secretary of State of Colorado and the filing of the Certificate of Merger with the Secretary of State of Delaware, and except as set forth on
Schedule 2.3 hereto, no approval, authorization, consent, exemption, registration, filing or other action by or filing with any court, administrative agency or commission, taxing authority or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity(ies)") is required to be obtained or made by Group and/or any Group Subsidiary in connection with the execution and delivery by Group and QI of this Agreement or the transactions contemplated herein.

     2.4 VALID OBLIGATION. This Agreement constitutes a legal, valid and binding obligation of Group and QI enforceable against Group and QI in accordance with its terms, except that (a) the enforceability of the same may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting enforcement of creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     2.5 CAPITAL STOCK. The authorized capital stock of Group consists of 300,000 shares of Group Common Stock, of which 292,808 shares are issued and outstanding. The authorized capital stock of QI consists of 300,000 shares of common stock, without par value (the "QI Common Stock"), of which 216,515 shares are issued and outstanding. Group has awarded options to purchase 5,635 shares of Group Common Stock under the Q-Dot Stock Option Plan. Schedule 2.5 sets forth a complete list of the Group Stockholders including the number of shares of Group Common Stock owned beneficially or of record by each of such Group Stockholders. Schedule 2.5 also sets forth a complete and accurate list of all holders of options to purchase Group Common Stock and the number of shares subject to such options, the exercise price and vesting schedule for each such option as of the date hereof. QI has no issued or outstanding options to purchase QI Common Stock or any other equity interest of QI. All the outstanding shares of Group Common Stock and QI Common Stock have been duly and validly authorized and issued, and are fully-paid and non-assessable, and there exist no preemptive rights of any present or former stockholders of the Group Common Stock or the QI Common Stock. All of such outstanding shares of Group Common Stock and QI Common Stock have been offered, sold, issued and delivered in compliance with applicable federal and state securities laws. Except as set forth on Schedule 2.5, Group and QI have no other (i) outstanding securities convertible into or exercisable for its capital stock and no other agreements of any nature whatsoever whereby Group and/or QI may, under any circumstances, be obligated to issue, sell, repurchase or redeem additional shares of their capital stock, (ii) voting agreements, trusts, proxies or other similar agreements with respect to voting of their capital stock, or (iii) registration rights, right of first refusal, preemptive rights, anti-dilution rights, co-sale, stockholders', buy-sell or similar agreements relating to the sale or transfer of their capital stock.

     2.6 FINANCIAL STATEMENTS.

     (a) Schedule 2.6(a) hereto sets forth a listing of audited financial statements of Group and QI, respectively, for each of the years ended March 31, 1999 and March 31, 2000, delivered to Simtek (collectively, the "Audited Group Financial Statements"). The parties acknowledge that the Audited Group Financial Statements include the accounts of QDAcoustics, LLC. The Audited Group Financial Statements have been prepared in accordance with GAAP and, in all material respects, fairly and accurately reflect the financial position of Group, all the Group Subsidiaries and QDAcoustics, LLC as of the dates stated and the results of the operations of Group, QDAcoustics, LLC and all the Group Subsidiaries for the periods stated. Schedule 2.6(a) also sets forth a listing of unaudited financial statements of Group and QI, respectively, for the 9 months ended December 31, 2000, delivered to Simtek (collectively, the "Interim Group Financial Statements" and, together with the Audited Group Financial Statements, the "Group Financial Statements"). The Interim Group Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes (that, if presented, would not differ materially from those included in the Audited Group Financial Statements) and normal year end audit adjustments (the effect of which will not, individually or in the aggregate, be materially adverse)) and, in all material respects, fairly and accurately reflect the financial position of Group, all the Group Subsidiaries and QDAcoustics, LLC as of the dates stated and the results of the operations of Group, all the Group Subsidiaries and QDAcoustics, LLC for the periods stated. No financial statements of any Person other than Group, QI and QDAcoustics are required by GAAP to be included in the consolidated financial statement of Group. As used herein,"Person" shall mean any natural person, corporation, trust, business trust, joint venture, association, company, firm, partnership, limited liability entity or Governmental Entity.

     (b) Neither Group nor any Group Subsidiary has any liabilities or obligations of a material nature (whether accrued, absolute, asserted, unasserted, known, unknown, contingent or otherwise) except for those described in the Group Financial Statements or incurred after December 31, 2000 in the ordinary course consistent with past practices or those contemplated by or incurred in connection with this Agreement.

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


     2.7 BOOKS AND RECORDS. The books and records of Group and of each Group Subsidiary are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The books and records, financial and otherwise, of Group and each Group Subsidiary accurately set out and disclose in all material respects the financial position of Group and each Group Subsidiary, and all transactions of Group and each Group Subsidiary have been accurately recorded in all material respects in such books and records. The minute books of Group and each Group Subsidiary contain accurate and complete records of all meetings held of, and all material corporate actions taken by, its stockholders or board of directors or any committee of its board of directors of Group or such Group Subsidiaries.

     2.8 REGULATORY FILINGS. Group and each Group Subsidiary has heretofore filed all reports, forms, registration statements and schedules as required pursuant to any applicable law except where the failure to make such filings has not had and could not be reasonably expected to have a Material Adverse Effect on Group and/or any Group Subsidiary. All such filings by Group and each Group Subsidiary complied as of their respective dates in all material respects with the applicable requirements of such laws and the rules and regulations adopted thereunder.

     2.9 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Schedule 2.9, as contemplated by this Agreement or incurred in connection with this Agreement, since the date of the Interim Group Financial Statements, there has not been any change in the affairs, prospects, condition (financial or otherwise, or arising as a result of any legislative or regulatory change), operations, liabilities, earnings or business of Group or any Group Subsidiary which has had or reasonably could be expected to have, individually or in the aggregate with other changes, a Material Adverse Effect on Group and/or any Group Subsidiary.

     2.10 NO BREACH OF STATUTE, DECREE OR ORDER. To the best of Group's and QI's knowledge after Due Inquiry (as defined below) and except as disclosed in
Schedule 2.10, neither Group nor any Group Subsidiary is in default under, or in violation in any material respect of, any material applicable statute, law, ordinance, judgment, decree, order, rule or regulation of any Governmental Entity, and the consummation of this Agreement and the transactions contemplated hereby will not constitute or result in any such default, breach or violation. Except as set forth in Schedule 2.10, there is no known or suspected material action, investigation, review or proceeding by any governmental body pending or threatened against Group or any Group Subsidiary relating to the conduct of its business, and, to the best of Group's and QI's knowledge, there is no basis for any such action or proceeding. "Due Inquiry" shall mean, with respect to any particular representation or warranty herein, the questioning of and discussions with the officers and employees of Group and QI (with respect to a representation or warranty of QI or Group) or Simtek (with respect to representation or warranty of Simtek), regarding the subject matter applicable to such representation or warranty.

     2.11 LITIGATION. Except as described in Schedule 2.11 or otherwise similarly disclosed to Simtek in writing, there is no suit, claim, action, proceeding or governmental investigation now pending or, to the best of Group's and QI's knowledge, threatened, nor, to the best of Group's and QI's knowledge, is there any condition or set of facts which could give rise to any litigation, against Group or any Group Subsidiary before any Governmental Entity arising out of or relating to any aspect of the business, or any part of the properties, of Group or any Group Subsidiary, or concerning the transactions contemplated by this Agreement. Except as disclosed in Schedule 2.11, there are no decrees, judgments, injunctions or orders of any Governmental Entity outstanding or, to the best of Group's and QI's knowledge, threatened against Group or any Group Subsidiary relating to any aspect of its business or any part of its properties or that could prevent consummation of the transactions contemplated by this Agreement.

     2.12 EMPLOYEE BENEFIT PLANS; EMPLOYEE MATTERS.

     (a)

         (i) Except for the plans and arrangements set forth on Schedule 2.12(a) (the "Group Plans"), neither Group nor any member of Group Controlled Group (as hereinafter defined), now maintains, has ever maintained or contributed to, or has any plans or commitments for, any employee benefit plans (as such term is


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


defined in ss. 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which refers to "employee pension plans" and "employee welfare plans", both as defined below) or any other retirement, pension, stock option, stock appreciation right, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding. "Group Controlled Group" means a Controlled Group (as defined in (a)(iii) below) of which Group is, or has within the last six (6) years been a member. Group has furnished to Simtek correct and complete copies of all Group Plans (including a detailed written description of any Group Plan that is unwritten, including a description of eligibility criteria, participation, vesting, benefits, funding arrangements and assets and any other provisions relating to Group or any member of Group Controlled Group) and, with respect to each Group Plan, a copy of each of the following, as applicable: (i) the most recent favorable determination letter,
(ii) materials submitted to the Internal Revenue Service in support of a pending determination letter request or request under the Employee Plans Compliance Resolution System or the Voluntary Fiduciary Correction Program, (iii) the most recent letter issued by the Internal Revenue Service recognizing tax exemption,
(iv) each insurance contract, trust agreement, or other funding vehicle, (v) the three most recently filed Forms 5500 plus all schedules and attachments, (vi) the three most recent actuarial valuations, (vii) materials submitted to the Department of Labor in support of a pending prohibited transaction exemption application, (viii) each individual prohibited transaction exemption granted by the Department of Labor with respect to a Group Plan within the last six (6) years, and (ix) each summary plan description or other general explanation or communication distributed or otherwise provided to employees with respect to each Group Plan during the past five (5) years that describes the terms of the Group Plan.

         (ii) "Employee welfare plan" means any plan, fund or program established, maintained or contributed to, now or in the past, by Group or any member of Group Controlled Group for the purpose of providing participants and their beneficiaries, through the purchase of insurance or otherwise, (A) medical, surgical or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services, or (B) any benefit described in section 302(c) of the Labor Management Relations Act, 1947 (holiday, severance or similar benefits other than pensions on retirement or death, and insurance to provide such pensions). "Employee pension plan" means any plan, fund or program established, maintained or contributed to, now or in the past, to the extent that by its terms or as a result of surrounding circumstances such plan, fund or program provides retirement income to employees or results in a deferral of income by employees for periods extending to the termination of covered employment or beyond.

         (iii) "Controlled Group" generally means (A) a parent/subsidiary controlled group (a chain of a parent and its 80% or more owned subsidiaries), a brother/sister controlled group (two or more entities owned 80% or more by the same five (5) or fewer individuals, trusts, or estates), or a combined parent/subsidiary and brother/sister controlled group, (B) an affiliated service group (which generally includes (I) any partnership or group of corporations or any other entities that perform services for third parties and (II) any entity to which Group or any member of Group Controlled Group provides management services or vice versa), or (C) any other arrangement that the Secretary of the Treasury determines should be treated as a controlled group to prevent avoidance of the requirements applicable to certain employee benefit plans.

     (b) Each Group Plan that is intended to be a qualified plan has been determined by the Internal Revenue Service to be so qualified and no circumstances exist that could reasonably be expected by Group to adversely affect such qualification. Group and each member of Group Controlled Group is in compliance in all material respects with, and each of the Group Plans complies in form with, and is and has been operation in all material respects in compliance with, all applicable requirements of law, including without limitation, ERISA and the Code.

     (c) There are no actions, suits, grievances, arbitrations or other manner of litigation or claim with respect to any Group Plan (except for claims for benefits made in the ordinary course of plan administration for which plan administrative procedures have not been exhausted) pending, threatened or imminent against or with respect to any Group Plan, any plan sponsor, or any fiduciary (as such term is defined in ERISA ss. 3(21)) of such Group Plan, and

Group has no knowledge of any facts that could reasonably be expected to give rise to any action, grievance, arbitration or other manner of litigation, or action. "Fiduciary" is defined in part as any person who (i) exercises any discretionary authority or discretionary control over the management or disposition of the assets of an employee benefit plan, (ii) renders investment advice for a fee or other compensation, direct or indirect, with respect to any money or property of such plan or has any authority or responsibility to do so, or (iii) has any discretionary authority or discretionary responsibility in the administration of such plan .

     (d) Neither Group nor any member of Group Controlled Group has ever maintained, contributed to, or been obligated to contribute to any plan that is subject to Title IV of ERISA (which applies to defined benefit pension plans (401(k) plans are not defined benefit pension plans) and multiemployer plans) or the minimum funding requirements of Code ss. 412 (which applies to defined benefit pension plans and money purchase pension plans (401(k) plans are neither defined benefit pension plans nor money purchase pension plans)). Neither Group nor any member of Group Controlled Group has ever contributed to, been obligated to contribute to, or incurred any liability to a multiemployer plan (as such term is defined in ERISA ss. 3(37): a plan (i) to which more than one employer is required to contribute and (ii) which is maintained pursuant to one or more collective bargaining agreements between one or more employee organizations and more than one employer).

     (e) The consummation of the transactions contemplated by this Agreement will not give rise to any acceleration of vesting of options or payments, the acceleration of the time of making any payments, or the making of any payments, that would in the aggregate result in an "excess parachute payment" within the meaning of Code ss. 280G, the denial of any tax deduction under the Code, and the imposition of the excise tax under Code ss. 4999. Generally, there will be an excess parachute payment if the aggregate present value (determined as of the Effective Time) of all payments to an individual that are contingent on the Merger, including but not limited to severance payments and the value of the acceleration of vesting of any payment or stock option, exceeds three times the individual's average compensation from Group or any member of Group Controlled Group for the five (5) calendar years preceding the calendar year in which the Effective Date occurs. Section 4999 provides that an individual who receives an excess parachute must pay a nondeductible excise tax equal to 20% of the amount of the excess parachute payment.

     (f) Neither Group nor any member of Group Controlled Group is or has ever been a party to any collective bargaining or other labor union contract. No collective bargaining agreement is being negotiated by Group, any Group Subsidiary, or QDAcoustics, LLC. There is no pending or threatened labor dispute, strike or work stoppage against Group, any Group Subsidiary or QDAcoustics, LLC.

     (g) Schedule 2.12(g) sets forth a true and complete list of each of the following agreements, arrangements and commitments to which Group or any Group Subsidiary is a party or by which it may be bound (the "Group Employment Contracts"): (i) each employment, consulting, agency or commission agreement, with Group or any Group Subsidiary, (ii) all non-competition agreements with Group or a Group Subsidiary executed by any employee, consultant or agent of Group or a Group Subsidiary, and (iii) all plans, programs, agreements and other arrangements of Group with or relating to its directors. True and complete copies of each Group Employment Contract, amendments thereto and written interpretations thereof, have been furnished to Simtek. Simtek's counsel has been provided with a copy of each of the Group Employment Contracts.

     (h) No Group Plan provides post-retirement welfare benefits to any person and neither Group nor any Group Subsidiary is contractually or otherwise obligated (whether or not in writing) to provide any person with any welfare benefits upon retirement or other termination of employment, other than as required by the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code (commonly referred to as "COBRA"), and each such Group Plan may be amended or terminated by Group or a Group Subsidiary at any time without liability to Group or any Group Subsidiary.

     (i) The federal income tax deduction of Group or any Group Subsidiary for compensation paid or payable by it to employees covered by Code ss. 162(m) has not been, and will not be, limited by Code ss. 162(m) (which limits the corporate tax deduction for pay to certain executives to $1 million per executive).

     2.13 PERMITS AND LICENSES. Group and each Group Subsidiary has such permits, licenses and authorities as required by any Governmental Entity with jurisdiction over Group or any Group Subsidiary with respect to its business as currently conducted and to own or lease, operate and use its assets and properties, except where the failure to have such permits, licenses or authorities has not had and could not reasonably be expected to have a Material Adverse Effect on Group and/or any Group Subsidiary. Except as may be expressly permitted by the terms of this Agreement or otherwise disclosed in this Agreement or any schedule hereto, the business of Group and each Group Subsidiary as presently conducted in any jurisdiction complies in all material respects with all known and suspected applicable legal requirements of such jurisdiction, all known and suspected requisite governmental approvals have been duly obtained and are in full force and effect, and there is no basis for any Governmental Entity to deny or rescind any approval for the conduct of the business of Group or any Group Subsidiary.

     2.14 MATERIAL CONTRACTS. Attached hereto as Schedule 2.14 is a list of all contracts of Group and each Group Subsidiary ("Group Material Contracts") (a) for an aggregate payment by or to it of more than $20,000, (b) extending for a term beyond 12 months, (c) relating to the acquisition or disposition of any material asset or any interest in any business enterprise, (d) containing a guaranty of liabilities or obligations of others, (e) containing any covenant limiting the freedom of Group or any Group Subsidiary to engage in any line of business or to compete with any person or entity or (f) for all policies of insurance in force as of the date hereof. True and complete copies of all Group Material Contracts have been made available to Simtek. Group and each Group Subsidiary, as applicable, has fulfilled, or taken all actions necessary to enable it to fulfill when due, its obligations under each of such contracts. To the best knowledge of Group and QI, all parties thereto have complied in all material respects with the provisions thereof and no party is in breach or violation of, or in default under such contracts.

     2.15 TAX MATTERS.

     (a) Except as set forth in Schedule 2.15(a), all Returns (as hereinafter defined) required to be filed by Group or any Group Subsidiary have been duly filed on a timely basis and all Returns filed by or on behalf of Group or any Group Subsidiary (including all attached statements and schedules) are true, complete and correct in all respects, except for such failures to file and failures to be true, complete and correct as would not, individually or in the aggregate, have a Material Adverse Effect on Group. All Taxes owed by any of Group and any Group Subsidiary (whether or not shown on any Return) have been paid in full on a timely basis, except to the extent any nonpayment is reflected as a liability on the Group Financial Statements, incurred in the ordinary course consistent with past practices after December 31, 2000 or as contemplated by or incurred in connection with this Agreement. No other Taxes are payable by Group or any Group Subsidiary with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns), except for such Taxes as would not, individually or in the aggregate, have a Material Adverse Effect on Group and/or any Group Subsidiary.

     (b) Group and each Group Subsidiary has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes) to those Governmental Entities to which payment is required by law, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

     (c) No Return filed by or on behalf of Group or any Group Subsidiary contains any position that is or would be subject to penalties under section 6662 of the Code and the regulations thereunder (and any corresponding provision of state, local or foreign law), except to the extent such penalties would not, individually or in the aggregate, have a Material Adverse Effect on Group and/or any Group Subsidiary.

     (d) There are no liens on any of the assets of Group or any Group Subsidiary with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established and shown on the Group Financial Statements, except for such liens as would not, individually or in the aggregate, have a Material Adverse Effect on Group and/or any Group Subsidiary.

     (e) Except as disclosed on Schedule 2.15(e), neither Group nor any Group Subsidiary has ever been included in an affiliated group of corporations, within the meaning of section 1504 of the Code or ever been a member of any combined or unitary group.

     (f) Group has furnished Simtek with true and complete copies of: (i) all Returns of Group and each Group Subsidiary, and (ii) all tax audit reports, work papers in Group's possession or control, statements of deficiencies or closing or other agreements received directly or indirectly by Group or any Group Subsidiary relating to Taxes.

     (g) Neither Group nor any Group Subsidiary does business in, or derives a material amount of income from, any state, local, territorial or foreign taxing jurisdiction other than those for which Returns have been furnished to Simtek. Group and all of the Group Subsidiaries have filed Returns in all jurisdictions in which they know or upon Due Inquiry should know that they are subject to Taxes. No claim has been made or threatened in writing to Group or any Group Subsidiary, or in any manner to any director, officer or employee responsible for tax compliance, or any executive officer, of Group or any Group Subsidiary by any jurisdiction where Group or any Group Subsidiary does not file Returns that Group or any Group Subsidiary is or may be subject to Taxes (as hereinafter defined) in that jurisdiction.

     (h) Except for items disclosed on Schedule 2.15(h) attached hereto:


         (i) None of the Returns of Group or any Group Subsidiary has ever been audited by a Governmental Entity and there are no audits, inquiries, investigations or examinations relating to any such Returns pending, in progress, or, to the knowledge of Group, threatened in writing to Group or any Group Subsidiary, or in any manner to any director, officer or employee responsible for tax compliance, or any Executive Officer, of Group or any Group Subsidiary.

         (ii) No deficiencies exist or have been asserted in writing to Group or any Group Subsidiary, or in any manner to any director, officer or employee responsible for tax compliance, or any Executive Officer, of Group or any Group Subsidiary with respect to Taxes of Group or any Group Subsidiary and no written notice has been received by Group or any Group Subsidiary with respect to the failure to file any Return or pay any Taxes.

         (iii) Neither Group nor any Group Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has any such action or proceeding been asserted or, to the knowledge of Group, threatened in writing to Group or any Group Subsidiary, or in any manner to any director, officer or employee responsible for tax compliance, or any Executive Officer, of Group or any Group Subsidiary against Group, any Group Subsidiary, or any of its assets.

         (iv) No extension of time to file any Return (which has not been filed) has been requested by or granted to Group or any Group Subsidiary. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Group or any Group Subsidiary.

         (v) Neither Group nor any Group Subsidiary is (or has ever been) a party to any tax sharing agreement, tax indemnity agreement, tax allocation agreement, or similar arrangement with any person other than Group and any Group Subsidiary. Neither Group nor any Group Subsidiary (A) has been included in a consolidated return of tax for federal income tax purposes (other than a consolidated return for an affiliated group of which Group was the common parent) or (B) has any liability for the Taxes of any person other than Group or any Group Subsidiary under section 1.1502-6 of the Income Tax Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

         (vi) No action has been taken that would have the effect of deferring any significant liability for Taxes of Group or any Group Subsidiary from a period prior to Closing to a period after Closing.

         (vii) The aggregate liability of Group and the Group Subsidiaries for unpaid Taxes for all periods ending on or before the Closing Date determined according to GAAP does not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) on the Group Financial Statements as of that date, except to the extent any excess of such Taxes over the relevant current liability accrual amount would not have a Material Adverse Effect on Group and/or any Group Subsidiary, incurred in the ordinary course consistent with past practices or as contemplated by or incurred in connection with this Agreement.

    (i) Subject to the items disclosed on Schedule 2.15(h) attached hereto:

         (i) Neither Group nor any Group Subsidiary is required to treat any asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code.

         (ii) Neither Group nor any Group Subsidiary has entered into any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount subject to the provisions of Section 280G or Section 4999 of the Code or any similar provision of state, local or foreign tax law.

         (iii) Neither Group nor any Group Subsidiary has made an election under
Section 338 of the Code and no action has been taken that would result in any income tax liability to Group or any Group Subsidiary as a result of a deemed election within the meaning of Section 338 of the Code.

         (iv) No consent under Section 341(f) of the Code has been filed with respect to Group or any Group Subsidiary.

         (v) Neither Group nor any Group Subsidiary has disposed of any property that is currently or as of any date subsequent to December 31, 2000 was being accounted for under the installment method.

         (vi) Within the last five years, neither Group nor any Group Subsidiary has agreed to make, has made, or has been required to make any adjustment under Code Section 481 by reason of a change in accounting method or otherwise.

         (vii) Neither Group nor any Group Subsidiary is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and Simtek is not required to withhold any amount on the acquisition of the shares of Group.

         (viii) Neither Group nor any Group Subsidiary has made a deemed dividend election under section 1.1502-32(f)(2) of the Income Tax Regulations. Neither Group nor any Group Subsidiary has made or will make a consent dividend under Section 565 of the Code.

         (ix) None of the assets or operations of Group or any Group Subsidiary is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

         (x) Neither Group nor any Group Subsidiary has made any election comparable to those described in this section under any state, local or foreign tax laws or is required to apply any rules comparable to those described in this Section under any state, local or foreign tax laws.

         (xi) The transactions contemplated hereby are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

         (xii) Group has not distributed and will not distribute any extraordinary dividends or redeemed any of its issued and outstanding shares of capital stock in contemplation of or otherwise in connection with the consummation of the transactions contemplated hereby (other than redemptions of Dissenting Shares as provided in Section 1.5).

         (xiii) Neither Group nor any Group Subsidiary is a party to any "section 467 rental agreement" as defined in Section 467(d) of the Code.

         (xiv) Group has not incurred, and will not incur prior to or simultaneously with the consummation of the transactions contemplated hereby, any liability for tax under Sections 1374 and 1375 of the Code.

         (xv) No change in the cost estimates used to determine the percentage of completion of contracts the income from which is reported by Group or any Group Subsidiary in determining its taxable income is required, except to the extent that any such change would not, individually or in the aggregate, have a Material Adverse Effect on Group and/or any Group Subsidiary.

         (xvi) Group is not an "investment company" within the meaning of
Section 368(a)(2)(F) of the Code.

         (xvii) except as may result from the transactions contemplated hereby, QI is a qualified subchapter S subsidiary (a "QSub") within the meaning of
Section 1361(b)(3)(B) of the Code. QI became a QSub with respect to Group effective April 1, 2000. The fair market value of QI's assets exceeded its liabilities as of April 1, 2000.

     (j) Schedule 2.15(j) fully sets forth (A) all affirmative tax elections (i.e., tax elections that are made by an express statement of election in the tax return) in effect with respect to Group and each Group Subsidiary;
(B) the tax basis of the assets of Group and each Group Subsidiary broken out by asset class as of December 31, 2000; (C) Group's basis in (or excess loss account with respect to) the stock of each Group Subsidiary; (D) the net operating losses, net capital losses, unused investment or other credits, unused foreign tax credits and excess charitable contributions of Group and each Group Subsidiary by taxable year; (E) the amount of any deferred gain or loss allocable to Group or any Group Subsidiary under the deferred intercompany transaction rules of section 1.1502-13 of the Income Tax Regulations (F) the overall foreign losses of Group and each Group Subsidiary under Section 904(f) of the Code that are subject to recapture.

     (k) There are no Taxes that will become due and payable by Group or any Group Subsidiary as a result of the Merger.

     (l) "Taxes" as used in this Agreement means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity or taxing authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, escheat amounts, stamp taxes, environmental taxes, severance taxes, production taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

     (m) "Returns" as used in this Agreement means all returns, declarations, reports, forms, claims for refund, estimates, information returns and statements and other documentation, including amendments, required to be maintained in connection with any Taxes or filed with or supplied to any Governmental Entity in connection with any Taxes.

     2.16 TITLE TO PROPERTIES. Except as disclosed in Schedule 2.16, Group and each Group Subsidiary has good and indefeasible title, free and clear of any mortgage, pledge, lien, charge or other encumbrance, to all of its real and/or personal property and other assets whether reflected on the Group Financial

Statements or otherwise, or acquired by it subsequent to the date thereof or used by it in the ordinary course of its business, except (a) for liens or encumbrances on such property or assets described in the Group Financial Statements, (b) for liens for current taxes not yet due and payable, (c) for such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and do not detract from the value or interfere with the present or presently contemplated future use of the properties subject thereto or affected thereby, (d) acquisitions and dispositions in the ordinary course of business, and (e) with respect to intellectual property which is addressed in Section 2.18. Group and each Group Subsidiary has valid leasehold interests in, and enjoys peaceable and undisturbed possession under, all material leases under which it is operating, and all of its premises which are leased, are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which such premises are being utilized. Neither Group nor any Group Subsidiary has received any notice of violation of any applicable zoning ordinance or other law, order, regulation or requirement relating to its operations or to its owned or leased properties. Group has furnished Simtek true and correct copies of all such leases.

     2.17. ENVIRONMENTAL MATTERS. To the best knowledge of Group and QI, Group and each Group Subsidiary has duly complied with, and the operation of its business, equipment and other assets and the facilities owned or leased by Group or any Group Subsidiary are in compliance with the provisions of all applicable federal, state and local environmental, health and safety laws, statutes, ordinances, rules, permits and regulations of any Governmental Entities relating to (i) discharges to the atmosphere, soils, surface water or ground water, (ii) solid or liquid waste disposal, (iii) the use, storage, generation, handling, transport, discharge, release or disposal of toxic or hazardous substances or waste, (iv) the emission of non-ionizing electromagnetic radiation or (v) other environmental, health or safety matters, including without limitation, all matters set forth in the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Occupational Safety and Health Act; the Resource Conservation Recovery Act of 1976; the Federal Water Pollution Control Act of 1970; the Safe Drinking Water Act of 1974; the Toxic Substances Control Act of 1976; the Occupational Safety and the Clean Air Act, as amended (collectively, "Environmental and Health Laws"), except for the noncompliance with or violation of any of the above that has not and could not reasonably be expected to have a Material Adverse Effect on Group and/or any Group Subsidiary. To the knowledge of Group and QI, there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending, anticipated or threatened against Group and/or any Group Subsidiary relating to violations of the Environmental and Health Laws. Neither Group nor QI has received a notice of, or knows or has any reason to suspect, facts which constitute a violation of any Environmental and Health Laws which relate to the use, ownership or occupancy of any property or facilities used by Group or any Group Subsidiary in connection with the operation of its business or any activity of the business of Group or any Group Subsidiary which would result in a material violation or threatened violation of any Environmental and Health Laws.

     2.18 INTELLECTUAL PROPERTY.

     (a) To the best of Group's and QI's knowledge, Group and each Group Subsidiary separately owns, is licensed and/or otherwise possesses rights to make use, offer to sell, and sell its products and services and also separately owns, is licensed and/or otherwise possesses legally enforceable rights in and to all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, trade dress, business names, product names, logos, slogans, domain names, trade secrets, including, but not limited to, confidential information of all kinds, technology, processes, schematics, know-how, show-how, computer software programs or applications (in both source code and object code form), design and program documentation, analysis, data flow diagrams, website content and all other tangible or intangible proprietary information or material (which is hereinafter referred to as "Intellectual Property") used in the business of Group and/or any Group Subsidiary as currently conducted, except to the extent that the failure to have such rights has not and could not reasonably be expected to have a Material Adverse Effect on Group and/or any Group Subsidiary.

     (b) Schedule 2.18 lists: the intellectual property assets of QI and Group as follows:

         (1) all patents by country listing also the status of maintenance fees/annuities or the like and the due date of any such maintenance fee, annuity or the like.

         (2) All patent applications by country listing also the status of maintenance fees/annuities or the like and the due date of any such maintenance fee, annuity or the like.

         (3) All registered trademarks and service marks by country and state listing the date of registration and registration number along with the mark registered.

         (4) All applications to register trademarks and service marks by country and state listing the serial number of the application and its filing date along with the mark sought to be registered

         (5) All trade names under which Group and/or QI has done business including, but not limited to all trade names including "dba's" registered with any governmental agency of a state of the United States

         (6) All registered domain names.

         (7) All registered and all applications to register copyrights.

         (8) All written and material unwritten licenses, sublicenses and other agreements as to which Group and/or any Group Subsidiary is a party and pursuant to which Group and/or any Group Subsidiary has authorized others to make, use, offer for sale and/or sell any of the Intellectual Property used in the business of Group and/or any Group Subsidiary as currently conducted identifying those for which a payment is being made to or other consideration provided to QI.

         (9) All material licenses, sublicenses and other agreements as to which Group and/or any Group Subsidiary is a party and pursuant to which Group and/or any Group Subsidiary is authorized to make, use, offer for sale and/or sell products or goods or services under or pursuant to any third party patent(s), trademark(s), service mark(s), and/or copyright(s), including software ("Group Third Party Intellectual Property Rights") identifying those for which payments or other considerations are to be made to another and identifying what product or service of Group and/or any Group Subsidiary is involved in each case which are incorporated in, are, or form a part of any product or service of or are reasaonable or necessary for Group and/or any Group Subsidiary to continue with research or development activity of Group and/or any Group Subsidiary.

         (10) All agreements with vendors, consultants, suppliers, distributors or any other party relating to the conception of, the development of, and/or an obligation to assign, license or transfer any Intellectual Property to or from Group and/or any Group Subsidiary.

     (c) To the knowledge of Group and QI, there has not been and currently is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of another, including but not limited to any patent, copyright, trademark, service mark, or trade secret of another, including any employee or former employee of Group and/or any Group Subsidiary. To the knowledge of Group and QI, the operation of the business of Group and/or any Group Subsidiary as such business is currently conducted, including Group's and/or any Group Subsidiary's design, development, marketing and sale of the products or services of Group and/or any Group Subsidiary (including with respect to products currently under development) has not, does not and will not infringe or misappropriate Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither Group nor any Group Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

     (d) Neither Group nor any Group Subsidiary is, or will be as a result of the execution and delivery of this Agreement or the performance of Group's and/or QI's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property used in the business of Group and/or any Group Subsidiary as currently conducted or Group Third Party Intellectual Property Rights, the breach of which could have a Material Adverse Effect on Group and/or any Group Subsidiary.

     (e) All patents, registered trademarks, registered service marks, registered domain names and registered copyrights held by Group and/or any Group Subsidiary are valid and subsisting and all necessary registration, maintenance and renewal fees, where currently required or where currently due, have been made.

     (f) Neither Group nor any Group Subsidiary (i) has been sued, given notice of an intent to sue, or is a party in any suit, action or proceeding which involves a claim of infringement of any patent(s), trademark(s), service mark(s), domain name(s), copyright(s), trade dress right(s) or misappropriation of any trade secret or other proprietary right of any third party or (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party, except in each case to the extent any such suit, notice, action, or proceeding has not and could not reasonably be expected to have a Material Adverse Effect on Group or any Group Subsidiary. To the best knowledge of Group and QI, after Due Inquiry, the manufacture, marketing, licensing or sale of the products and services of Group and/or any Group Subsidiary does not infringe any patent right, trademark, service mark, copyright, trade secret, domain name or other proprietary right of any third party, except to the extent that such infringement has not and could not reasonably be expected to have a Material Adverse Effect on Group or any Group Subsidiary.

     (g) Group and QI have secured valid written assignments from all consultants, vendors, suppliers and employees who contributed to the creation or development of Intellectual Property, as used in the business of Group and/or any Group Subsidiary as currently conducted, of all kinds and types the rights to which Group and QI would not already own by operation of law.

     (h) Group and QI warrant and represent that all software being used by Group and/or any Group Subsidiary or any employee of Group and/or any Group Subsidiary is authorized and that all user, terminal and similar licenses have been obtained.

     (i) Group and QI warrant and represent that no one or more of them has transferred ownership of, or granted any exclusive license with respect to, any of the Intellectual Property of Group and/or any Group Subsidiary.

     2.19 CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth in Schedule
2.19 hereto, to the best of QI's and Group's knowledge after Due Inquiry, all real property and equipment of Group and each Group Subsidiary are structurally sound and in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses thereof. Except as set forth in Schedule
2.19 hereto, to the best of QI's and Group's knowledge after Due Inquiry, none of the real property or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repair that are not material. Except as set forth in Schedule 2.19 hereto, the real property and equipment are sufficient for the continued conduct of the business of Group and each Group Subsidiary.

     2.20 ACCURACY OF STATEMENTS. Group and QI have disclosed to Simtek all facts required to be disclosed by this Agreement and material to the liabilities, assets, business, conditions, organization and operations (financial and otherwise) of Group and the Group Subsidiaries. Neither this Agreement nor any exhibit or schedule hereto nor any certificate, document, instrument or information furnished or to be furnished by Group or any Group Subsidiary to Simtek in connection with this Agreement or any of the transactions contemplated hereby taken together in the aggregate, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

     2.21 BROKERS' AND FINDERS' FEES. Group has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SIMTEK

     Simtek hereby represents and warrants to Group and QI as follows:

     3.1 ORGANIZATION OF SIMTEK. Simtek is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

     3.2 CORPORATE POWER AND AUTHORITY. Simtek has the full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Simtek has the full corporate power and authority to own its properties; to carry on its business as now being conducted and to perform its obligations under all contracts by which it is bound. This Agreement has been duly executed and delivered by Simtek and constitutes the valid and binding obligation of Simtek enforceable against Simtek in accordance with its terms, except that (a) the enforceability of the same may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting enforcement of creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to Simtek (including but not limited to the legal requirements of the National Association of Securities Dealers), or any of Simtek's properties or assets or any other material restriction of any kind or character to which Simtek is subject, (b) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or result in the creation of any lien on any of the properties or assets of Simtek pursuant to, or require the consent of any party to any mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to Simtek or any of its properties or assets, except, in the case of this clause (b) only, where such conflict, violation, default, termination, cancellation or acceleration would not have and could not reasonably be expected to prevent the consummation of the transactions contemplated hereby or have a Material Adverse Effect on Simtek, or (c) conflict with or result in a violation of the Articles of Incorporation or Bylaws of Simtek. Except as contemplated by this Agreement or as set forth in the attached
Schedule 3.2, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Simtek in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of Simtek all other necessary corporate action by Simtek has occurred and no other corporate proceeding on the part of Simtek is necessary to authorize this Agreement or the transactions contemplated hereby.

     3.3 DULY AUTHORIZED, FULLY PAID AND NON-ASSESSABLE STOCK. The issuance of the Simtek Common Stock has been duly authorized, and upon issuance to Group Stockholders pursuant to the terms hereof, will be validly issued, fully paid and nonassessable will be free and clear of any lien or encumbrances except as set forth in this Agreement and will not be subject to preemptive rights or rights of first refusal. All the outstanding shares of Simtek Common Stock have been duly and validly authorized and issued, and are fully-paid and non-assessable, and there exist no preemptive rights of any present or former stockholders of Simtek Common Stock, except, in each case, to the extent it would not have a Material Adverse Effect on the Group Stockholders.

     3.4 BROKERS' AND FINDERS' FEES. Simtek has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.5 PUBLIC FILINGS. Simtek has made available to Group, QI and the Group Stockholders copies of Simtek's Form SB-2, filed on December 15, 2000, Form 10-QSB, filed November 14, 2000, Proxy Statement, filed October 5, 2000, Form 10-QSB, filed August 14, 2000, Form 10-QSB, filed May 12, 2000 and Form 10-KSB, filed March 8, 2000, in each case including all amendments thereto

(collectively, the "Securities Disclosure Documents"). Simtek does not have reason to believe that any of the Securities Disclosure Documents contains, as of their respective dates and taken as a whole, any untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Simtek disclaims any statements, reports, projections and publications by any third party in or incorporated into the Securities Disclosure Documents that are not expressly authorized, adopted and approved by Simtek.

     3.6 ACCURACY OF STATEMENTS. Simtek has disclosed to Group all facts required to be disclosed by this Agreement and material to the liabilities, assets, business, conditions, organization and operations (financial and otherwise) of Simtek. Neither this Agreement nor any exhibit or schedule hereto nor any certificate, documents, instrument or information furnished or to be furnished by Simtek to Group in connection with this Agreement or any of the transactions contemplated hereby taken together in the aggregate, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

     3.7 FINANCIAL STATEMENTS. Schedule 3.7 hereto sets forth a listing of audited financial statements of Simtek for the year ended December 31, 1999 (the "Audited Simtek Financial Statements"). The Audited Simtek Financial Statements have been prepared in accordance with GAAP and, in all material respects, fairly and accurately reflect the financial position of Simtek as of the dates stated and the results of the operations of Simtek for the periods stated. Schedule 3.7 also sets forth a listing of unaudited financial statements of Simtek, for the 9 months ended September 30, 2000, (collectively, the "Interim Simtek Financial Statements" and, together with the Audited Simtek Financial Statements, the "Simtek Financial Statements"). The Interim Simtek Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes (that, if presented, would not differ materially from those included in the Audited Simtek Financial Statements) and normal year end audit adjustments (the effect of which will not, individually or in the aggregate, be materially adverse)) and, in all material respects, fairly and accurately reflect the financial position of Simtek as of the dates stated and the results of the operations of Simtek for the periods stated.

     3.8 INTELLECTUAL PROPERTY. Schedule 3.8 hereto lists all patents (each a "Simtek Patent") and patent applications of Simtek. To the knowledge of Simtek, there has not been and currently is no unauthorized use, disclosure, infringement or misappropriation of any Simtek Patent, which use, disclosure, infringement or misappropriation has, or is reasonably likely to have, a Material Adverse Effect on Simtek and its subsidiaries taken as a whole. Except as set forth in the attached Schedule 3.8 or disclosed in the Securities Disclosure Documents, to the best of Simtek's knowledge, Simtek owns, is licensed and/or otherwise possesses rights to make use, offer to sell, and sell its products and services and also separately owns, is licensed and/or otherwise possesses legally enforceable rights in and to its Intellectual Property as used in the business of Simtek as currently conducted, except to the extent that the failure to have such rights has not and could not reasonably be expected to have a Material Adverse Effect on Simtek. Except as set forth in the attached
Schedule 3.8 or disclosed in the Securities Disclosure Documents, Simtek (i) has never been sued, given notice of an intent to sue, or is a party in any suit, action or proceeding which involves a claim of infringement of any patent(s), trademark(s), service mark(s), domain name(s), copyright(s), trade dress right(s) or misappropriation of any trade secret or other proprietary right of any third party or (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party, except in each case to the extent any such suit, notice, action, or proceeding has not and could not reasonably be expected to have a Material Adverse Effect on Simtek. Except as set forth in the attached Schedule 3.8 or disclosed in the Securities Disclosure Documents, to the best of Simtek's knowledge, the manufacture, marketing, licensing or sale of the products and services of Simtek does not infringe any patent right, trademark, service mark, copyright, trade secret, domain name or other proprietary right of any third party, except to the extent that such infringement has not and could not reasonably be expected to have a Material Adverse Effect on Simtek.

                                    ARTICLE 4
                        COVENANTS OF GROUP, QI AND SIMTEK

     4.1 ACCESS TO INFORMATION. Group and QI shall provide Simtek, its counsel, accountants and other representatives, and Simtek shall provide Group and QI, their counsel, accountants and other representatives, full access, from and after the date of this Agreement, to all of their respective properties, books, contracts, commitments and records, and each shall furnish to the other during such period all such information concerning its affairs as the other may reasonably request. In addition, each shall make its officers, personnel and vendors available to discuss with the designated representatives of the other the substance of all documents, financial statements and other information provided by the party to the other and such other matters as either party shall deem pertinent to the transactions contemplated by this Agreement.

     4.2 CONDUCT OF BUSINESS. Except as otherwise consented to in writing by the other or as contemplated or caused by this Agreement, from the effective date of execution of this Agreement until the Effective Time or the date of termination of this Agreement, each of Group, QI and Simtek shall:

     (a) maintain and operate its properties in a manner consistent with the efficient operation of its business and conduct its business only in the ordinary course. It shall not be considered to be in the ordinary course of its business to make any acquisition of direct or indirect ownership or control of voting shares of any other corporation, or of any interest in any partnership, joint venture, association or similar organization, other than shares acquired in satisfaction of a security interest or of a debt previously contracted or in a fiduciary or custodial capacity.

     (b) punctually pay and discharge all Taxes, assessments and governmental charges lawfully imposed upon it or any of its property, or upon the income and profits thereof; provided, however, that nothing herein contained shall require a party to pay or discharge any Tax assessment or governmental charge so long as the validity thereof shall be contested in good faith and by appropriate proceedings unless property essential to the conduct of its business will be lost, forfeited or materially endangered.

     (c) maintain its existence as a corporation in good standing under the laws of its state of organization and comply in all material respects with all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to its business or its properties, except while contesting the validity of any of the foregoing in good faith and by appropriate proceedings.

     (d) notify the other parties of the commencement of any material litigation against it or of the existence of any adverse business conditions threatening its continued, normal business operations or of any agreement, consent or order involving its operations.

     (e) at all times maintain, preserve and keep its properties in good repair, working order and condition in all material respects so that the business carried on in connection therewith may be properly and advantageously conducted.

     (f) make every reasonable effort to fulfill its contractual obligations and to maintain in effect its insurance as currently in effect.

     (g) use its best efforts to preserve its business relations with its present customers.

     (h) use its best efforts to assure, to the extent within its control, the satisfaction of the conditions to the effectiveness of the transactions contemplated in this Agreement.

     4.3 NEGATIVE COVENANTS. Prior to the Effective Time or the termination of this Agreement, Group and QI on the one hand, and Simtek on the other hand, shall not, unless the other shall have otherwise consented in writing or as otherwise contemplated by this Agreement:

     (a) amend its Articles or Certificate of Incorporation or Bylaws, except to the extent necessary to effect the transactions contemplated by this Agreement.

     (b) issue, sell or otherwise dispose of any shares of its capital stock or any of its securities convertible into or representing a right or option to purchase any such shares or enter into other agreements to issue or sell any shares of its capital stock or change the presently outstanding shares of such stock into a greater or lesser number of shares either by way of a recapitalization, reorganization, consolidation of shares or the like, or by way of a merger or consolidation, other than the issuance by Simtek or Group, as the case may be, of Common Stock upon the exercise of any outstanding warrants or outstanding stock options granted under the respective company's stock option plan currently in effect, including amendments thereto.

     (c) purchase, redeem, retire or otherwise acquire or sell, hypothecate, pledge or otherwise encumber, any shares of its capital stock.

     (d) declare, set aside, make or pay stock or cash dividends on any share of its capital stock or make any other distribution of assets to the holders of any shares of its capital stock.

     (e) institute a wage or salary adjustment increasing the base compensation rate of any person whose annual base compensation rate on the date hereof exceeds $25,000, pay a new employee an annual base compensation rate exceeding $50,000, enter into any agreement, understanding or commitment, written or oral, which obligates it, or its successors or assigns, to pay, at any time, to a new employee an annual base compensation rate exceeding $50,000, or institute or agree to institute wage or salary adjustments which, taken either individually or in the aggregate, increase by more than 10% the aggregate of the annual base compensation rates paid by either on the date hereof to all of its employees.

     (f) enter into or institute any employment contracts, including but not limited to employee policy manual, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, payments upon retirement, severance agreement, incentive, extraordinary vacation accrual, education payment or benefit, disability, medical, life or other insurance plan or arrangement or, except as required by applicable law or regulation, renew, amend, modify or terminate any such arrangement or plan now in existence; provided, however, that (i) Simtek may enter into employment contracts with current Simtek, QI or Group employees which employment contracts shall have terms and conditions generally consistent with standard Simtek employment contracts, and (ii) Simtek may grant any options or warrants referenced in this Agreement or that certain Memorandum, dated as of February 15, 2001, from QI and Group to Simtek (the "Employment Memorandum") or issue any option or warrants pursuant to any agreements referenced in the Employment Memorandum.

     (g) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with its obligations arising under this Agreement.

     (h) make any loan, advance or commitment to extend credit to any of its directors, officers or any affiliated or related persons of such directors or officers; renew any outstanding loan or any outstanding commitment to extend credit to any of its directors, officers or any affiliated or related persons of such directors or officers; increase any outstanding loan to any of its directors, officers or any affiliated or related persons of such directors or officers; or enter into any agreement, understanding or commitment, written or oral, which obligates it, its successors or assigns, to make any loan or advance or payment to any of its directors or officers or to any affiliated or related persons of any such directors or officers.

     (i) sell, lease or otherwise transfer or dispose of any property or asset, other than in the ordinary course of business consistent with past practice.

     (j) take, or agree to take, any other action that would make any of its representations or warranties contained in this Agreement untrue.

     4.4 CONTINUED RELATIONSHIPS. Group and QI shall preserve intact the business of Group and each Group Subsidiary, respectively, and Simtek shall preserve intact the business of Simtek and keep available the services of their respective officers and employees and maintain good relationships with suppliers, customers and others having business relationships with any of the parties, and shall not cause any change in the business, condition or results of operations which may have an adverse effect on any the assets, business, condition or prospects of the respective party.

     4.5 CONFIDENTIALITY.

     (a) Except as contemplated by this Agreement, as required by law or otherwise expressly consented to in writing by Simtek and Group, all information or documents furnished hereunder by any party shall be kept strictly confidential by the party or parties to whom furnished at all times prior to the Effective Time, and in the event such transactions are not consummated, each shall return to the other all documents furnished hereunder and copies thereof upon request and shall continue to keep confidential all information furnished hereunder and shall not thereafter use the same for its advantage. Notwithstanding the foregoing, (i) Simtek or Group may, with the consent of the other, which consent shall not be unreasonably withheld or delayed, issue or make a press release, announcement or other disclosure regarding this Agreement and the transactions contemplated hereby which it reasonably determines necessary or desirable under applicable law, and (ii) Simtek may, at any time after the date of this Agreement, file with the Commission a Form 8-K, a Form S-8, and such other documents, forms or filings as may be required pursuant to the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and other applicable laws, with respect to the transactions contemplated by this Agreement, which documents, forms and filings may include, among other things, information regarding the ownership structure, options and option plans, financial statements and pro forma financial information with respect to Group and/or any Group Subsidiary. Prior to the Effective Time or termination of this Agreement, Group and QI shall cooperate with Simtek and provide such information and documents as may be required in connection with any such filings.

     (b) If the Closing is not consummated, each party will hold, and each party will cause its respective Subsidiaries to hold, in absolute confidence any information obtained from another party except to the extent (i) such party is required to disclose such information by law or regulation, (ii) disclosure of such information is necessary in connection with the pursuit of a claim by such party against another party, (iii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) or (ii) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so. Notwithstanding the foregoing, Simtek or Group may, with the consent of the other, which consent shall not be unreasonably withheld or delayed, issue or make a press release, announcement or other disclosure regarding the termination of this Agreement and the transactions contemplated hereby which it reasonably determines necessary or desirable under applicable law.

     4.6 NO SOLICITATION. Other than as contemplated by this Agreement, Group, QI, Simtek and those acting on behalf of Group, QI and Simtek will not, and Group, QI and Simtek will use their best efforts to cause their officers, employees, agents, and representatives to not, directly or indirectly, solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or entity other than the other and its officers, employees, and agents, concerning any merger, other business combination, sale of substantial assets, or similar transaction involving either or any sale of any of their capital stock or of the capital stock or other securities or assets of either. Each will notify the other immediately upon receipt of any inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit (i) sale of Simtek Common Stock as contemplated under this Agreement or (ii) providing information to others in a manner in keeping with the ordinary conduct of the parties' business, or providing information to Governmental Entities.

     4.7 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Effective Time, each party will give prompt notice in writing to the other party of: (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (except for changes permitted or contemplated by this Agreement), (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Article 5 hereof to be satisfied or (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party.

     4.8 AMENDMENT OF SIMTEK STOCK OPTION PLAN. Assumption of Q-Dot Options. Each Q-Dot Stock Option that is outstanding at the Effective Time shall be assumed by Simtek and shall be deemed to constitute an option to acquire, on the same terms and conditions (including that each Q-Dot Stock Option that is an incentive stock option immediately prior to the Effective Time shall not, by virtue of the Merger, accelerate in vesting or cease to be an incentive stock option), as were applicable under such Q-Dot Stock Option immediately prior to the Effective time, the number of shares of Simtek Common Stock as the holder of such Q-Dot Stock Option would have been entitled to receive had such holder exercised such Q-Dot Stock Option in full immediately prior to the Effective Time (not taking into account whether such Q-Dot Stock Option was in fact vested and exercisable) at a price per share equal to (a) the aggregate exercise price for Group Common Stock otherwise purchasable pursuant to such Q-Dot Stock Option divided by (b) the number of shares of Simtek Common Stock deemed purchasable pursuant to such assumed Q-Dot Stock Option; provided however, that in all events the number of shares covered by, and the exercise price for, each assumed Q-Dot Stock Option shall be determined according to Section 424 of the Code and the regulations promulgated thereunder, and provided further, that the number of shares of Simtek Common Stock that may be purchased upon exercise of the assumed Q-Dot Stock Options shall not include any fractional share. Upon exercise of an assumed Q-Dot Stock Option that includes a fractional share, a cash payment for the fractional share shall be made based on the session ending market price of Simtek Common Stock as reported on the principal exchange or market on which the Simtek Common Stock is then traded on the day the assumed Q-Dot Stock Option is exercised. At and after the Effective Time, all assumed Q-Dot Stock Options shall continue to vest according to the terms of such options in effect immediately prior to the Effective Time.

     4.9 PRIVATE OFFERING MEMORANDUM/ INFORMATION STATEMENT. Simtek and Group shall prepare as soon as is reasonably practicable after the date hereof the Private Offering Memorandum/ Information Statement relating to the private offering of Simtek Common Stock contemplated by the Merger and the approval of the Merger by the Group Stockholders. Simtek shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Simtek Common Stock pursuant hereto. Simtek, QI and Group shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences. The information provided and to be provided by Simtek and Group, respectively, for use in the Private Offering Memorandum/Information Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     4.10 LEASE GUARANTEE; LINE OF CREDIT. Upon execution of this Agreement, the parties shall use their reasonable efforts to have Thomas E. Linnenbrink removed, effective as of Closing, as a guarantor (with respect to periods after Closing and subject to the representations and warranties of Mr. Linnenbrink in the Indemnification Agreement described in Section 6.3(d)) of that certain (i) Norwest Equipment Finance, Inc. Master Lease, dated June 18, 1997, between Group and Norwest Equipment Finance, Inc. (lease No. 10027260), (ii) Norwest Equipment Finance, Inc. Supplement to Master Lease Option to Purchase, dated June 18, 1997, between Group and Norwest Equipment Finance, Inc. (Supplement No. 27260-100); (iii) Norwest Equipment Finance, Inc. Supplement to Master Lease Option to Purchase, dated June 18, 1997, between Group and Norwest Equipment Finance, Inc. (Supplement 27260-101); (iv) Norwest Equipment Finance, Inc. Supplement to Master Lease Option to Purchase, dated January 12, 1998, between Group and Norwest Equipment Finance, Inc. (Supplement 27260-102); (v) Commercial Guarantee, dated September 30, 2000, with Group as borrower, Wells Fargo Bank West, N.A. as lender, and Mr. Linnenbrink as guarantor (relating to Group's Promissory Note, dated September 30, 2000, with Wells Fargo Bank West N.A. as lender with respect to $250,000, or the "2000 Facility") and (vi) Commercial Guarantee, dated June 25, 1998, with Group as borrower, Wells Fargo Bank West, N.A. as lender, and Mr. Linnenbrink as guarantor (relating to Group's Promissory Note, dated June 25, 1998, with Wells Fargo Bank West N.A. as lender with respect to $32,726, or the "1998 Facility" and, together with the 2000 Facility, the "Debt Facilities"). Effective as of Closing, Simtek shall pay the amounts owing under the Debt Facilities, re-finance or otherwise terminate the Debt Facilities.

     4.11 DIRECTOR'S AND OFFICER'S INSURANCE. Simtek shall retain officer's and director's insurance for the QI and Group officers and directors who are officers and directors of QI or Group as of the date hereof for a period of two years after the Closing Date on the same or substantially equivalent terms and conditions as are currently in effect under QI's or Group's officer's and director's insurance policies.

     4.12 EMPLOYMENT. Prior to Closing, Simtek and Group shall permit QI to offer, and QI shall offer, employment to the QI employees listed on the Employment Memorandum in accordance with standard QI terms and policies and such Employment Memorandum. Upon acceptance of any such offer of employment, such employees shall be employed and compensated in accorandance with the Employment Memorandum and standard QI terms and policies. Simtek shall permit QI to allow existing QI employees to carry over up to 120 hours of accrued vacation and leave time, and to promptly pay such employees for any accrued vacation and leave time in excess of 120 hours.

     4.13 GOVERNMENT CONTRACTs. Following the execution (or, if the parties so agree and in compliance with applicable laws, rules and regulations, the Closing) of this Agreement, Simtek and QI shall (and the parties hereto shall use their best efforts to cause all Group and QI officers to) diligently and promply (i) provide appropriate notification to applicable U.S. governmental authorities, as may be required or appropriate, of this Agreement and the transactions contemplated hereby, (ii) secure all necessary or appropriate approvals, consents, clearances (including applicable governmental security or facility clearances), and (iii) enter into necessary or appropriate agreements or arrangements to restrict or limit certain individuals' or entities' access to classified or confidential information or management or similar authority, in each case as Simtek may reasonably request.

     4.14 INDEMNIFICATION FOR PLAN TERMINATION LIABILITY. Simtek shall defend, indemnify and hold harmless Group, Group's directors, officers, employees and agents as of the date hereof, and the trustees of the Group 401(k) plan from and against any loss, liability, obligation, debt, claim, damage or expense (including costs of investigation and defense and reasonable attorneys' fees) solely caused by the termination of the Group 401(k) plan pursuant to this Agreement, provided, however, that in no event shall Simtek be required to defend, indemnify or hold harmless Group, Group's directors, officers, employees or agents as of the date hereof, or the trustees of the Group 401(k) plan from and against any loss, liability, obligation, debt, claim, damage or expense arising from or relating to the operation of such 401(k) plan or the form of such 401(k) plan.

     4.15 AMENDMENT OF 1998 AGREEMENT. Following the Closing, Simtek and QI shall (and QI shall use its best efforts to cause its officers to) use their respective best efforts to amend (or otherwise clarify the rights of the parties with respect to) that certain Agreement, dated June 15, 1998, among QI, A-Dot Acoustics, Inc., Ultrex Corporation, Matthew O'Donnell and Steven R. Freeman, all as Simtek may reasonably request.

                                    ARTICLE 5
                              CONDITIONS PRECEDENT

     5.1 CONDITIONS TO THE OBLIGATION OF SIMTEK TO CLOSE. The obligation of Simtek to consummate the transactions contemplated hereby shall, other than as contemplated by this Agreement, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     (a) during the period from the date of the Interim Group Financial Statements to the Closing Date, there shall not have occurred any material adverse change, other than as set forth on any schedule or exhibit hereto, in the financial condition, business or operation of Group and/or QI taken as a whole or individually, and Simtek shall have received at the Closing a certificate dated as of the Closing Date, signed by the President and Chief Financial Officer of Group to that effect;

     (b) each of the representations and warranties of Group and QI contained in this Agreement shall, in all material respects, be true when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date; each of the covenants and agreements of Group and QI to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and Simtek shall have received at the Closing a certificate to that effect dated as of the Closing Date and executed by the President and Chief Financial Officer of Group;

     (c) Simtek shall have received an opinion from Solomon Pearl Blum Heymann & Stich LLP, counsel to Group and QI, substantially in the form of the attached hereto Exhibit C, duly completed and with such changes as may be mutually agreed upon;

     (d) there shall not have been issued or be in effect any order of any court, agency or other tribunal of competent jurisdiction which has the effect of prohibiting or prohibits the performance of this Agreement and the transactions contemplated hereby or imposes limitations on the ability of Group and/or QI to exercise and possess all of its rights, privileges, immunities and franchises or to otherwise conduct its business (with limitations applicable only to all similar entities engaged in similar business) as of the Closing Date;

     (e) all proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement, including the shareholder approvals of the transactions contemplated by this Agreement, shall have occurred and all appropriate documents incident thereto as Simtek may reasonably request shall have been delivered to it, including, without limitation, the receipt of appropriate consents from any third parties which may be necessary to effect the transactions contemplated hereby;

     (f) no action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced against the parties hereto or any of the affiliates, associates, officers or directors, or any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions;

     (g) Group and each Group Subsidiary shall have received any requisite approvals to this Agreement from all third parties having, under the terms of its respective loan, lease and other agreements, the right to approve or reject this Agreement or to cancel its agreement with Group or any Group Subsidiary on or before the Closing Date; Group and QI hereby represent that all such third parties will have been disclosed to Simtek as of the Closing Date;

     (h) Group and QI shall execute and deliver or cause to be executed and delivered to Simtek such documents as are required to be executed and delivered by them at the Closing and shall otherwise have performed all of their duties and obligations in connection with the Closing pursuant to this Agreement at the Closing;

     (i) all of the Group Stockholders, in accordance with the DGCL, shall have consented to and voted in favor of the Merger and the transactions contemplated by the Merger and this Agreement and each such Group Stockholder shall have executed and delivered to Simtek the Investor Questionnaire and related documents contained in the Private Offering Memorandum/ Information Statement;

     (j) Thomas E. Linnenbrink shall have executed and delivered to Simtek and QI the employment agreement attached as Exhibit B hereto, duly completed and with such changes there as the parties agree upon;

     (k) Simtek shall have received resignations from all members of the board of directors of QI, other than Thomas E. Linnenbrink and Donald L. Herman, Jr., in a form reasonably acceptable to Simtek and effective as of a time prior to Closing and prior the effective time of the consent of the board of directors of QI contemplated by 5.1(l) below;

     (l) Simtek shall have received a duly executed written consent of the board of directors of QI (with Thomas E. Linnenbrink and Donald L. Herman, Jr., comprising such board) appointing, effective after the effective time of the resignations contemplated by Section 5.1(k) and at or prior to Closing, Douglas Mitchell, or his designee, to the board of directors of QI and Chairman of the Board of QI;

     (m) Group shall have terminated the Group 401(k) plan the day before Closing;

     (n) QDAcoustics, LLC and Q-DOT Acoustics, Inc. shall have executed and delivered to Simtek the concurrent use agreement attached hereto as Exhibit G with respect to the trademark "Q-DOT" duly completed and with such changes thereto as the parties agree upon.

     (o) Thomas E. Linnenbrink shall have executed and delivered to Simtek the Employment Agreement attached as Exhibit B, duly completed with such changes thereto as the parties agree upon.

     5.2 CONDITIONS TO THE OBLIGATION OF GROUP AND QI TO CLOSE. The obligation of Group and QI to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     (a) during the period from the date of Simtek's most recent financial statements, as reported in its filings with the Securities and Exchange Commission, to the Closing Date, there shall not have occurred any material adverse change, other than as set forth on any schedule or exhibit hereto, in the financial condition, business or operation of Simtek, and Group shall have received at the Closing a certificate dated as of the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Simtek to that effect;

     (b) each of the representations and warranties of Simtek contained in this Agreement shall, in all material respects, be true when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date; each of the covenants and agreements of Simtek to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and Group shall have received at the Closing a certificate to that effect dated as of the Closing Date and executed by the Chief Executive Officer and Chief Financial Officer of Simtek;

     (c) the Simtek Share Price shall be equal to or greater than $0.50 (the "Price Floor");

     (d) Group shall have received an opinion from Holme Roberts & Owen LLP, counsel to Simtek, substantially in the form of the attached Exhibit D hereto, duly completed and with such changes as may be mutually agreed upon;

     (e) Group's stockholders shall have approved the Merger pursuant to the requirements of the DGCL and, to the extent required, the CBCA, and Group shall have received all other approvals reasonably necessary, in the opinion of Group, to consummate the Merger, including, without limitation, the consents and waivers from third parties which may be necessary to effect the transactions contemplated hereby;

     (f) there shall not have been issued or be in effect any order of any court, agency or other tribunal of competent jurisdiction which has the effect of prohibiting or prohibits the performance of this Agreement and the transactions contemplated hereby or imposes limitations on the ability of Simtek to exercise and possess all of its rights, privileges, immunities and franchises or to otherwise conduct its business (with limitations applicable only to all similar entities engaged in similar business) as of the Closing Date;

     (g) all proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement, including the shareholder approvals of the transactions contemplated by this Agreement, shall have occurred and all appropriate documents incident thereto as Group may reasonably request shall have been delivered to it, including, without limitation, the receipt of appropriate consents from any third parties which may be necessary to effect the transactions contemplated hereby;

     (h) no action, suit or proceeding before any Governmental Entity shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced against the parties hereto or any of the affiliates, associates, officers or directors, or any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions;

     (i) Simtek shall have received any requisite approvals to this Agreement from all third parties having, under the terms of its respective loan, lease and other agreements, the right to approve or reject this Agreement or to cancel its agreement with Simtek on or before the Closing; Simtek hereby represents that all such third parties will have been disclosed to Group as of the Closing Date;

     (j) Simtek shall execute and deliver or cause to be executed and delivered to Group such documents as are required to be executed and delivered by it at the Closing and shall otherwise have performed all of its duties and obligations in connection with the Closing pursuant to this Agreement at the Closing;

     (k) Simtek shall have permitted QI to offer employment to all QI employees listed on the Employment Memorandum in accordance with such Employment Memorandum and standard QI policies and practices;

     (l) QI shall have received evidence that Simtek, effective as of or prior to Closing, has paid the amounts owing under the Debt Facilities, re-financed or otherwise terminated the Debt Facilities and that, effective as of or prior to Closing, Thomas E. Linnenbrink is no longer a guarantor of any of the Debt Facilities;

     (m) Simtek shall have executed the Registration Rights Agreement, attached as Exhibit E, and delivered such Registration Rights Agreement to the Group Stockholders or an officer of Group for subsequent delivery by such Group officer to, and execution by, the Group Stockholders, duly completed with such changes thereto as the parties agree upon;

     (n) Simtek shall have executed and delivered to Thomas E. Linnenbrink the Employment Agreement attached as Exhibit B, duly completed with such changes thereto as the parties agree upon; and

     (o) Simtek shall have executed and delivered to Thomas E. Linnenbrink the Indemnification Agreement attached as Exhibit F, duly completed with such changes thereto as the parties agree upon.

                                    ARTICLE 6
                                     CLOSING

     6.1 DOCUMENTS TO BE DELIVERED BY SIMTEK. At the Closing, Simtek will deliver the following to Group and QI:

     (a) Share Certificates. Against receipt of Certificates of Group Common Stock and executed stock powers with respect to Escrow Shares as contemplated by
Section 9.4(f), certificates representing the shares of Simtek Common Stock constituting the Merger Consideration (provided, however, that (i) Simtek may deliver such certificates representing Simtek Common Stock as soon as practical after closing rather than at Closing, and (ii) Simtek shall not deliver shares of Simtek Common Stock constituting Escrowed Shares but shall hold such Escrowed Shares in escrow by Simtek in its capacity as Escrow Agent in accordance with
Article 9);

     (b) Certified Resolutions. Certified resolutions or action by consent in lieu thereof of the board of directors of Simtek approving the execution, delivery and performance of this Agreement and authorizing the consummation of the transactions contemplated hereby;

     (c) Officer's Certificate. A certificate, dated as of the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Simtek, as required pursuant to Section 5.2;

     (d) Opinion. A written opinion of Holme Roberts & Owen LLP, counsel to Simtek addressed to Group, dated as of the Closing Date, in substantially the form attached as Exhibit D;

     (e) Good Standing Certificates. A governmental certificate showing that Simtek is duly incorporated, validly existing and in good standing in its state of incorporation, certified as of a date not more than ten (10) days before the Closing Date;

     (f) Releases. Evidence that, effective as of or prior to Closing, Thomas E. Linnenbrink is no longer a guarantor of any of the Debt Facilities and that Simtek, effective as of or prior to Closing, has paid the amounts owing under the Debt Facilities, re-financed or otherwise terminated the Debt Facilities; and

     (g) Other Documents. Such additional certificates, instruments, documents, information and materials as Group may reasonably request.

     6.2 DOCUMENTS TO BE DELIVERED BY GROUP AND QI. At the Closing, Group and QI will:

     (a) Share Certificates. Use its best efforts to deliver to Simtek certificates representing the shares of the outstanding Group Common Stock;

     (b) Certified Resolutions. Deliver to Simtek certified resolutions or action by consent in lieu thereof of the board of directors and stockholders of Group approving the execution, delivery and performance of this Agreement and authorizing the consummation of the transactions contemplated hereby;

     (c) Officer's Certificate. Deliver to Simtek a certificate, dated as of the Closing Date, signed by the President and Chief Financial Officer of Group, as required pursuant to Section 5.1;

     (d) Opinion. Deliver to Simtek a written opinion of Solomon Pearl Blum Heymann & Stich LLP, counsel to Group and QI addressed to Simtek, dated as of the Closing Date, in substantially the form attached as Exhibit C;

     (e) Good Standing Certificates. Deliver to Simtek governmental certificates showing that Group and QI are duly organized, validly existing and in good standing in their states of incorporation and qualified to do business as a foreign corporation in each state listed in Schedule 2.1(a), certified as of a date not more than ten (10) days before the Closing Date;

     (f) Resignations. Deliver to Simtek the resignations contemplated by
Section 5.1(k);

     (g) Stock Powers. Deliver to Simtek notarized stock powers signed in blank by the Group Stockholders with respect to the Escrowed Shares;

     (h) Original Intellectual Property Documents. Deliver to Simtek all of the original letters patents along with all of their certificates of correction and reexamination, all original assignments, all original trademark registrations along with all original assignments thereof; all original copyright registrations along with all original assignments thereof, all original mask work registrations along with all assignments thereof, provided that such delivery may be effected by providing Simtek (i) a certificate of an executive officer of Group and QI certifying that all such documents are presently located at Group's principal office, or (ii) a certificate of an executive officer of Group and QI certifiying that QI owns, in accordance with Section 2.18, all letters patents not so delivered and specifying the physical locations of such letters patents to the extent Group knows such physical locations; and

     (i) Other Documents. Deliver to Simtek such additional certificates, instruments, documents, information and materials as Simtek may reasonably request.

     6.3 MUTUAL DELIVERIES. At the Closing, each of Simtek and Group, as applicable, shall execute and deliver or, in the case of Section 6.3(b), 6.3(c) and 6.3(d) below, use its best efforts to cause to be executed and delivered:

     (a) Articles of Merger attached as Exhibit A-1 and a Certificate of Merger attached as Exhibit A-2, in each case duly completed and with such changes as may be mutually agreed upon;

     (b) the employment agreement attached as Exhibit G hereto duly completed and with such changes as may be mutually agreed upon;

     (c) the Registration Rights Agreement, attached Exhibit E, among Simtek and the Group Stockholders, duly completed and with such changes as may be mutually agreed upon;

     (d) the Indemnification Agreement, attached Exhibit F, between Simtek and Thomas E. Linnenbrink, duly completed and with such changes as may be mutually agreed upon;

     (e) the concurrent use agreement attached as Exhibit G duly completed and with such changes as may be mutually agreed upon.

                                    ARTICLE 7
                              AMENDMENT AND WAIVER

     7.1 AMENDMENT AND MODIFICATION. Subject to the CGCL and the DGCL, this Agreement may only be amended or modified in a writing signed by Simtek, QI and Group at any time prior to the Closing Date.

     7.2 WAIVER. At any time prior to the Closing Date, the parties hereto may by mutual agreement extend the time for the performance of any of the obligations or other acts of any other party hereto. Any party may waive any inaccuracies in the representations and warranties of any other party contained herein or in any schedule or document delivered pursuant hereto and waive compliance by any other party with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties hereto.

                                    ARTICLE 8
                                   TERMINATION

     8.1 TERMINATION BY PARTIES. This Agreement may be terminated prior to the Closing Date:

     (a) (i) At the option of Simtek, upon written notice to the other parties, if in the good faith opinion of the board of directors of Simtek, Group or QI has breached any of the representations and warranties or other covenants of this Agreement or any condition precedent set forth in Section 5.1 has failed to occur and such breach or noncompliance has not been cured in all material respects within 30 days after notice from Simtek to Group or QI of such default or failure or waived in writing by Simtek, or (ii) at the option of Group and QI, upon written notice to Simtek, if in the good faith opinion of the board of directors of Group and QI, Simtek has breached any of the representations and warranties or other covenants of this Agreement or any condition precedent set forth in Section 5.2 has failed to occur and such breach or noncompliance has not been cured in all material respects within 30 days after notice from Group to Simtek of such default or failure or waived in writing by Group and QI;

     (b) by mutual agreement of Simtek, QI and Group; and

     (c) at the option of the respective board of directors of Simtek, QI or Group, if any litigation is instituted against Group, QI or Simtek, the object of which is to enjoin any party from proceeding with the transactions contemplated under this Agreement or to seek damages against any party hereto or any officer, director or agent of any party as a result of the transactions proposed under this Agreement.

     (d) by Group, QI or Simtek if the Merger is not completed by April 30, 2001 or within three business days following the expiration of any cure period described in Section 8.1(a) hereof.

     8.2 Effect of Termination. In the event this Agreement is terminated as provided in Section 8.1, this Agreement shall be void and of no further force and effect, and, except as set forth herein, there shall be no further liability on the part of Simtek, QI or Group or any of their respective directors, officers or stockholders as a result of this Agreement. Sections 4.5 and 4.14 shall survive any termination of this Agreement. Nothing in this Section 8.2 shall relieve any party from liability for any willful or intentional breach of this Agreement.

                                    ARTICLE 9
                                 INDEMNIFICATION

     9.1 DEFINITIONS. Capitalized terms used in this Article 9 and not defined elsewhere in this Agreement shall have the meanings ascribed to them below:

     "Applicable Stock Percentage" shall mean, with respect to each Group Stockholder, the percentage that corresponds to a fraction, the numerator of which is an amount equal to the total number of shares (on a fully diluted basis) of Group Common Stock held by such Group Stockholder immediately prior to the Effective Time and the denominator of which is an amount equal to the total number of shares (on a fully diluted basis) of Group Common Stock outstanding as of immediately prior to the Effective Time.

     "Damages" shall mean any loss, liability, obligation, debt, claim, damage or expense (including costs of investigation and defense and reasonable attorneys' fees).

     "Due Date" shall mean the date that is 30 days after the Indemnification Determination Date.

     "Escrow Agent" shall mean Simtek, serving in its capacity as and as duly appointed escrow agent with respect to the Escrowed Shares.

     "Escrowed Shares" shall mean 10 percent of the Total Simtek Shares to be delivered to the Group Stockholders pursuant to Section 1.3 of this Agreement. All such shares referenced in this definition of escrowed shares shall be held in escrow by Simtek.

     "Final Decision" shall mean a final, binding written agreement executed by the Simtek Designated Representative and the Group Designated Representative, pursuant to which such Representatives agree as to the Simtek Indemnification Amount and the Group Indemnification Amount; provided, however, if such Representatives cannot agree upon such Amounts, then Final Decision shall mean a final, non-appealable decision of the arbitrator pursuant to Section 9.5, setting forth such Amounts.

     "Indemnification Cap" shall mean $1,000,000.

     "Indemnification Claim" shall mean a claim asserted by the Group Designated Representative pursuant to Section 9.3(a) or a claim asserted by the Simtek Designated Representative pursuant to Section 9.3(b), in each case, by providing written notice of such claim to the other Representative in accordance with
Section 9.4(a) below.

     "Indemnification Determination Date" shall mean the date upon which all Indemnification Claims are resolved by Final Decision.

     "Group Designated Representative" shall mean Thomas E. Linnenbrink, provided, however, if the Group Stockholders designate any person to succeed Thomas E. Linnenbrink as the Group Designated Representative by a written consent executed by Group Stockholders holding not less that a majority of votes eligible to be cast by all shares of Group Common Stock held by the Group Stockholders prior to the Effective Time, then the Group Designated Representative shall mean such successor.

     "Group Indemnification Amount" shall mean the total amount of all Damages, without any offset with respect to the Simtek Indemnification Amount, owed by Simtek to the Group Stockholders pursuant to Section 9.3(a), as determined by Final Decision.

     "Group Stockholders," for purposes of this Article 9, shall mean holders of Group Common Stock immediately prior to the Effective Time, whose shares of stock are converted in the Merger into the right to receive the Merger Consideration.

     "Net Indemnification Amount" shall mean the difference between (i) the Group Indemnification Amount and (ii) the Simtek Indemnification Amount.

     "Simtek Average Trading Price" shall mean, with respect to any trading day, the session ending per share market price of Simtek Common Stock as reported on the principal exchange or market on which the Simtek Common Stock is then traded, for such day.

     "Simtek Designated Representative" shall mean Douglas Mitchell; provided, however, if Simtek designates any person to succeed Douglas Mitchell as the Simtek Designated Representative by a writing executed by an authorized officer of Simtek, then the Simtek Designated Representative shall mean such successor.

     "Simtek Indemnification Amount" shall mean the total amount of all Damages, without any offset with respect to the Group Indemnification Amount, due and payable to Simtek pursuant to Section 9.3(b), as determined by Final Decision.

     "Simtek Share Value" shall mean the average of the per share Simtek Average Trading Price for the ten trading days prior to the Due Date.

     9.2 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants and obligations in this Agreement or in the certificates delivered pursuant to Sections 5.1(a), 5.1(b), 5.2(a) and 5.2(b) or any other certificate delivered pursuant to this Agreement (other than the Articles of Merger and the Certificate of Merger) will survive until the expiration of all periods during which a "Notice of Claim" may be submitted as provided in Section 9.4(a); provided, however, if any Notice of Claim is submitted within the time period provided for the submission thereof pursuant to
Section 9.4(a), the non-survival of any such representation, warranty, covenant or obligation shall not affect, terminate or prejudice any Indemnification Claim as to which such Notice of Claim is timely submitted. The right to indemnification, payment of Damages, or other remedy based on the representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired or capable of being acquired, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of or compliance with any such representation or warranty, or the performance of or compliance with any such covenant or obligation.

     9.3 INDEMNIFICATION AFTER EFFECTIVE TIME. If the Merger is consummated pursuant to this Agreement, the indemnification provisions of this Article 9 shall be effective immediately after the Effective Time:

     (a) Indemnification of Group Stockholders. In accordance with the procedures and subject to the limitations set forth in Sections 9.4 and 9.5 below, Simtek shall defend, indemnify and hold harmless the Group Stockholders from and against any Damages arising, directly or indirectly, from and in connection with (a) any inaccuracy or breach of any representation or warranty made by Simtek in this Agreement or in any certificate delivered by Simtek pursuant to this Agreement (except the Articles of Merger and Certificate of Merger), or (b) any failure by Simtek to perform or comply with any covenant or obligation of Simtek in this Agreement.

     (b) Indemnification of Simtek. In accordance with the procedures and subject to the limitations set forth in Sections 9.4 and 9.5 below, the Group Stockholders shall defend, indemnify and hold harmless Simtek from and against any Damages arising, directly or indirectly, from and in connection with (a) any inaccuracy or breach of any representation or warranty made by Group and/or QI in this Agreement or in any certificate delivered by Group and/or QI pursuant to this Agreement (except the Articles of Merger and Certificate of Merger), or (b) any failure by Group and/or QI to perform or comply with any covenant or obligation of Group and/or QI in this Agreement.

     (c) Intended Third Party Beneficiaries. The provisions contained in this
Article 9 are intended to benefit the Group Stockholders, provided the rights and remedies of the Group Stockholders under this Article 9 may only be exercised by or on their behalves by the Group Designated Representative, and are subject to the limitations and conditions set forth in this Article 9. The Simtek stockholders shall not constitute third party beneficiaries under this Agreement and shall have no right to enforce any right or remedy hereunder.

     (d) Exclusive Remedies. After the Effective Time, the remedies provided in this Article 9 shall be the sole and exclusive remedies available to Group, QI, the Group Stockholders and Simtek with respect to the matters described in Sections 9.3(a) or 9.3(b) of this Agreement.

     9.4 LIMITATIONS ON INDEMNIFICATION OBLIGATIONS.

     (a) TIME LIMIT TO ASSERT CLAIM. All Indemnification Claims held by the Group Stockholders or Simtek shall expire and be of no further force unless the Group Designated Representative submits to the Simtek Designated Representative or the Simtek Designated Representative submits to the Group Designated Representative, as the case may be, a Notice of Claim meeting the requirements set forth in this subsection (a) within one year after the Effective Time. If a designated representative submits a Notice of Claim to the other designated representative within 30 days of the end of such one-year period, the receiving designated representative shall have 30 days from such submission date to file a Notice of Claim with the other designated representative. To be effective, a Notice of Claim shall be in writing, signed by the Designated Representative submitting the Indemnification Claim, delivered in accordance with Section 10.6 of this Agreement, and specify, in general terms, the basis for the claim and the amount of Damages being claimed. Immediately following the expiration of the time period specified by this Section 9.4(a) for a Simtek Representative for the filing of a Notice of Claim, Simtek shall release Escrowed Shares to the extent that, based upon the Simtek Average Trading Price for the fourteen business days immediately preceding the end of such time period, the fair market value of the Escrowed Shares exceed the Indemnification Claims by Simtek at such time.

     (b) DE MINIMUS CLAIM. If it is determined by Final Decision that the Net Indemnification Amount is less than $250,000.00, then no person shall have any obligation to any other person under Section 9.3. If the Net Indemnification Amount is greater than $250,000.00, then the party prevailing under any Final Decision shall be entitled to recover its full Indemnification Amount, subject to any other limitations set forth in this Article 9, including, without limitation, Sections 9.4(c) and (e) hereof, it being intended that such Indemnification Amount shall be payable from the first dollar.

     (c) OFFSET OF CLAIMS. If it is determined by Final Decision that the Simtek Indemnification Amount is greater than the Group Indemnification Amount, then the Group Indemnification Amount shall be offset against the Simtek Indemnification Amount, the Group Stockholders shall not be entitled to any recovery whatsoever with respect to their Indemnification Claims, and Simtek shall only be entitled to recover with respect to its Indemnification Claims an amount equal to the excess of the Simtek Indemnification Amount over the Group Indemnification Amount. If it is determined by Final Decision that the Group Indemnification Amount is greater than the Simtek Indemnification Amount, then the Simtek Indemnification Amount shall be offset against the Group Indemnification Amount, Simtek shall not be entitled to any recovery whatsoever with respect to its Indemnification Claims, and the Group Stockholders shall only be entitled to recover with respect to their Indemnification Claims an amount equal to the excess of the Group Indemnification Amount over the Simtek Indemnification Amount.

     (d) DUE DATE. All amounts which become payable pursuant to this Article 9 shall be due and payable on the Due Date.

     (e) INDEMNIFICATION CAP. Notwithstanding anything in this Section 9 to the contrary, neither the Group Stockholders, as a group, nor Simtek, shall be entitled to any recovery in excess of the Indemnification Cap.

     (f) ESCROW. The Escrowed Shares, when initially issued, shall be held in escrow by the Escrow Agent, with separate notarized stock powers attached and signed in blank by each of the Group Stockholders. The Escrowed Shares shall be allocated against the number of shares of Group Common Stock to which each Group Stockholder is entitled on a pro rata basis in accordance with the relative Applicable Stock Percentage of each Group Stockholder. The Escrowed Shares shall be held by the Escrow Agent in escrow, and shall be transferred or released by Simtek only as follows. If no Notice of Claim is submitted by the Simtek Designated Representative to the Group Designated Representative within the applicable time period provided in Section 9.4(a), then the Escrow Agent shall promptly transfer all of the Escrowed Shares to the Group Stockholders on a pro rata basis in accordance with the relative Applicable Stock Percentage of each Group Stockholder. If a Notice of Claim is submitted by the Simtek Designated Representative to the Group Designated Representative within the applicable time period provided in Section 9.4(a), then the Escrow Agent shall hold the Escrowed Shares until the first to occur of the issuance of a Final Decision or the waiver and release by Simtek of the Indemnification Claims to which the Notice of Claim relates. If the Final Decision results in Simtek being entitled to no payment pursuant to this Article 9 or if Simtek waives and releases its Indemnification Claims, then the Escrow Agent shall promptly transfer all of the Escrowed Shares to the Group Stockholders on a pro rata basis in accordance with the relative Applicable Stock Percentage of each Group Stockholder. If, however, pursuant to the Final Decision it is determined that Simtek is entitled pursuant to this Article 9 to receive payment with respect to its Indemnification Claims, then the Escrow Agent shall transfer to Simtek on the Due Date such number of Escrowed Shares as have an aggregate Simtek Share Value equal to the amount of such payment and shall transfer all of the remaining Escrowed Shares to the Group Stockholders on a pro rata basis in accordance with the relative Applicable Stock Percentage of each Group Stockholder. Any Group Stockholder may, but shall not be required, to redeem any Escrowed Shares allocable to him that are required to be transferred to Simtek pursuant to this subsection (f) by paying to Simtek, prior to the transfer thereof to Simtek, the Simtek Share Value of such Escrowed Shares. Any Escrowed Shares that are so redeemed shall be transferred to the redeeming Group Stockholder and the cash paid to redeem such Escrowed Shares shall be paid, in lieu of such shares, to Simtek.

     (g) NON-RECOURSE OBLIGATIONS. Simtek's sole recourse with respect to any amount to which it is entitled to receive from the Group Stockholders pursuant to this Article 9 shall be to the Simtek Common Stock delivered pursuant to this Agreement. No Group Stockholder shall have any personal liability to Simtek whatsoever under this Article 9.

     (h) PAYMENT TO GROUP STOCKHOLDERS. Any amount which Simtek is obligated to pay to the Group Stockholders pursuant to this Article 9 shall be payable to the Group Stockholders on a pro rata basis in accordance with the relative Applicable Stock Percentage of each Group Stockholder.

     9.5 DISPUTE RESOLUTION PROCEDURE. Within the 10 days after the the first date upon which each Designated Representative has submitted a Notice of Claim to the other, or, if only one Designated Representative submits a Notice of Claim, within 10 days after the expiration of the last deadline for the submission of a Notice of Claim pursuant to Section 9.4(a) (such 10th day is referred to herein as the "Base Date"), the Simtek Designated Representative and the Group Designated Representative shall meet and engage in good faith negotiations to resolve any pending Indemnification Claims. If the Designated Representatives cannot resolve the dispute within 30 days after the Base Date, the Designated Representatives, subject to Section 10.8 hereof, shall mediate the dispute in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA"), but the mediation proceeding may not revoke or revise any provision of this Agreement. If within 60 days after the Base Date the matter has not been resolved to the satisfaction of the Designated Representatives and subject to Section 10.8 hereof, either Designated Representative may submit the matter to arbitration in accordance with the Commercial Arbitration Rules of the AAA, by a sole arbitrator, but the arbitration proceeding may not revoke or revise any provision of this Agreement. The arbitrator selected shall be an independent third party and shall have knowledge and experience in the matters addressed by the claim. Arbitration shall be the sole and exclusive remedy of the Group Stockholders and Simtek with respect to any Indemnification Claim; provided, that the arbitrator shall not have the power or authority to award consequential, incidental or punitive damages. Unless all the parties to an arbitration otherwise consent in writing, the location of the arbitration hearings and the place of entry of the award shall be in Colorado Springs, Colorado. The parties consent to exclusive jurisdiction of, and agree that sole venue will lie in, the state and federal courts in Colorado or the state of the otherwise agreed location for any allowable judicial proceeding relating to any arbitration under this Agreement, including entry of a judgment on the award. The arbitration award shall be final and binding and shall not be reviewable in any court on any grounds except corruption, fraud or undue means of a party or for evident partiality or corruption of the arbitrator. The parties intend to eliminate all other court review of the award and the arbitration proceedings. Except for a proceeding to enforce or confirm an award or except for a proceeding brought by any parties to the dispute to vacate or modify an award and subject to Section 10.8 hereof, the initiation of any suit relating to an Indemnification Claim that is arbitrable under this Agreement shall constitute a material breach of this Agreement.

     9.6 EXERCISE OF RIGHTS WITH RESPECT TO ESCROWED SHARES. During the period the Escrowed Shares are held in escrow pursuant to Section 9.4(f), the Group Stockholders shall be entitled to exercise the voting rights with respect to such shares in proportion to their relative Applicable Stock Percentages. The Group Stockholders shall also be entitled to any dividends or other distributions with respect to the Escrowed Shares in such proportions.

                                   ARTICLE 10
                                  MISCELLANEOUS

     10.1 ENTIRE AGREEMENT. This Agreement, and the exhibits and schedules attached hereto, and the agreements contemplated by this Agreement contain the entire agreement among the parties and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. There are nor written or oral agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement.

     10.2 EXPENSES. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Following the Effective Time, Simtek shall pay the attorneys fees of Solomon Pearl Blum Heymann & Stich LLP and Julian Izbiky, each counsel to Group and QI, as and when such fees are due and payable.

     10.3 ATTORNEYS FEES. Notwithstanding Section 10.2 above, in the event of any proceeding to enforce this Agreement, the prevailing party shall be entitled to receive from the losing party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal.

     10.4 SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     10.5 ASSIGNMENT. This Agreement shall not be assigned by any party without the written consent of the other parties and any attempted assignment without such written consent shall be null and void and without legal effect.

     10.6 NOTICES. All notices hereunder shall be deemed given if in writing and delivered personally or sent by telegram, telecopier (receipt confirmed), registered mail or certified mail (return receipt requested) to the parties at the addresses below (or at such other addresses as shall be specified by like notice). Any notice, however given, shall be effective five business days after it is sent.

     If to Simtek or to the Simtek Designated Representatives:
                   Simtek Corporation
                   Attention:  Douglas Mitchell
                   1465 Kelly Johnson Blvd., Suite 301
                   Colorado Springs, CO 80920
                   Fax:  (719) 531-9481


     With copies to:   Holme Roberts & Owen LLP
                   Attn:  David Little
                   111 East Broadway
                   Suite 1100
                   Salt Lake City, UT 84111-5233
                   Fax:  (801) 521-9639

     If to Group prior to Effective Time or to the Group Designated
     Representatives:
                   Q-DOT Group, Inc.
                   Attn: Thomas E. Linnenbrink
                   1069 Elkton Drive
                   Colorado Springs, CO 80907
                   Fax:  (719) 590-1125

     With copies to:   Solomon Pearl Blum Heymann & Stich LLP
                   Attn: Clifford R. Pearl
                   1700 Broadway, Suite 1700
                   Denver, CO  80290
                   Fax: (303) 832-6653

     If to QI prior to the Effective Time:
                   Q-DOT, Inc.
                   Attn: Thomas E. Linnenbrink
                   1069 Elkton Drive
                   Colorado Springs, CO 80907
                   Fax:  (719) 590-1125

     With copies to:   Solomon Pearl Blum Heymann & Stich LLP
                   Attn: Clifford R. Pearl
                   1700 Broadway, Suite 1700
                   Denver, CO  80290
                   Fax: (303) 832-6653

     If to QI after the Effective Time:
                   Q-DOT, Inc.
                   Attn: Douglas Mitchell
                   1465 Kelly Johnson Blvd., Suite 301
                   Colorado Springs, CO 80920
                   Fax:  (719) 531-9481

     With copies to:   Holme Roberts & Owen LLP
                   Attn:  David Little
                   111 East Broadway
                   Suite 1100
                   Salt Lake City, UT 84111-5233
                   Fax:  (801) 521-9639

     10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of law principles.

     10.8 EQUITABLE REMEDIES. The parties acknowledge that the remedies at law may be inadequate to protect against any default hereunder, and consent to the granting of injunctive relief or other forms of equitable relief by a court of competent jurisdiction or a similar judicial body, whether temporary, preliminary or final, whether or not actual damages can be shown.


     10.9 NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days will be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or day that is a legal holiday in the State of Colorado, then the final day will be deemed to be the next day that is not a Saturday, Sunday or day that is a legal holiday in the State of Colorado.

     10.10 PROVISIONS SEVERABLE. The provisions of this Agreement are independent of and severable from each other, and no provision will be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, the court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable, consistent with the intent of the parties hereto.

     10.11 CONSTRUCTION. The parties hereto hereby acknowledge and agree that each party has participated in the drafting of this Agreement and that this Agreement has been, to the extent it was felt necessary, reviewed by the respective legal counsel for the parties hereto and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party will be drawn from the fact that one party has drafted any portion hereof.

     10.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears thereon, and all of which will together constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bears the signatures of all of the parties reflected hereon as the signatories. Any photocopy or telefacsimilie of this Agreement, with all signatures reproduced on one or more sets of signature pages, will be considered for all purposes as if it were an executed counterpart of this Agreement.

     10.13 RECITALS, SCHEDULES AND EXHIBITS. The recitals, schedules and exhibits referred to in this Agreement shall be construed with and are an integral part of this Agreement and are incorporated herein by this reference.

     IN WITNESS WHEREOF, this Agreement has been executed by each of the parties as of the day and year first above written. SIMTEK:

                                    SIMTEK CORPORATION


                                    By: /s/ Douglas Mitchell
                                       -----------------------------------------
                                       Douglas Mitchell
                                       President


                                    GROUP:

                                    Q-DOT GROUP, INC.


                                    By: /s/ Thomas E. Linnenbrink
                                       -----------------------------------------
                                       Thomas E. Linnenbrink
                                       President


                                    QI:

                                    Q-DOT, INC.


                                    By: /s/ Thomas E. Linnenbrink
                                       -----------------------------------------
                                       Thomas E. Linnenbrink
                                       President

                            EXHIBIT AND SCHEDULE LIST

Exhibit A-1          Articles of Merger

Exhibit A-2          Certificate of Merger

Exhibit B            Employment Agreement

Exhibit C            Form of Opinion of Solomon Pearl Blum Heymann & Stich LLP

Exhibit D            Form of Opinion of Holme Roberts & Owen LLP

Exhibit E            Registration Rights Agreement

Exhibit F            Indemnification Agreement

Exhibit G            Concurrent Use Agreement

Schedule A           Group Stockholder List

Schedule 2.1(a)      Group Jurisdictions of Qualification

Schedule 2.1(b)      Group Interests in Other Business Entities

Schedule 2.1(e)      Group Interests in QDAcoustics, LLC

Schedule 2.2         Group Conflicts, Breaches and Defaults

Schedule 2.3         Group Approvals and Consents

Schedule 2.5         Group Capital Stock

Schedule 2.6(a)      Group Financial Statements

Schedule 2.9         Group Adverse Changes and Events

Schedule 2.10        Group Defaults

Schedule 2.11        Group Litigation

Schedule 2.12(a)     Group Plans

Schedule 2.12(g)     Group Employment Agreements

Schedule 2.14        Group Material Contracts and Insurance Policies

Schedule 2.15(a)     Group Affiliated Groups

Schedule 2.15(e)     Group Taxes

Schedule 2.15(h)     Group Certain Tax Exceptions

Schedule 2.15(j)     Group Certain Tax Elections

Schedule 2.16        Group Title Defects

Schedule 2.18        Group Intellectual Property

Schedule 2.19        Group Condition and Sufficiency of Assets

Schedule 3.2         Simtek Consents, Approvals, Orders and/or Authorizations

Schedule 3.7         Simtek Financial Statements

Schedule 3.8         Simtek Patents